As filed with the Securities and Exchange Commission on December 30, 1999.

                                   Registration Statement No. 33-_______________

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         -----------------------------
                                    FORM SB-2
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                         -----------------------------
                                eDiets.com, Inc.
                         -----------------------------
          Delaware                                                 65-0687110
(State or Other Jurisdiction of                                 (IRS Employer
Incorporation or Organization)                               Identification No.)
                         -----------------------------
                                      8980
                          (Primary Standard Industrial
                          Classification Code Number)
                         -----------------------------
                          3467 W. Hillsboro Boulevard
                         Deerfield Beach, Florida 33442
                                 (954) 360-9022
                         (Address and Telephone Number
                        of Principal Executive Offices)
                         -----------------------------

                    David R. Humble, Chief Executive Officer
                                eDiets.com, Inc.
                           3467 W. Hillsboro Boulevard
                         Deerfield Beach, Florida 33442
                                 (954) 360-9022

            (Name, Address and Telephone Number of Agent for Service)
                            -------------------------
              COPIES OF COMMUNICATIONS TO: Mark A. Pachman, Esquire
                   Nason, Yeager, Gerson, White & Lioce, P.A.
                   1645 Palm Beach Lakes Boulevard, Suite 1200
                        West Palm Beach, Florida 33401
                                 (561) 686-3307
                            -------------------------

         Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE

Title of Each                                                         Proposed     Proposed
Class of                                                              Maximum      Maximum
Securities                                       Amount               Offering     Aggregate            Amount of
to be                                             to be                Price       Offering            Registration
Registered                                     Registered             Per Unit      Price                  Fee
----------------------------------------------------------------------------------------------------------------------
Common Stock (par value $.001 per share)       5,539,063(1)          $     2.00     $  11,078,126       $ 2,924.63(9)

Warrants to purchase shares of Common Stock    1,815,625(2)                 -0-               -0-              -0-

Common Stock underlying the Warrants           1,815,625(8)          $     2.50     $4,539,062.50       $ 1,198.31(10)

Placement Agent's Warrants                       640,625(3)                 -0-               -0-              -0-

Common Stock underlying Placement Agent's
  Warrants                                       640,625(4)(8)       $     2.50     $1,601,562.50       $   422.81(10)

Placement Agent's shares of Common Stock         150,000(4)          $     2.00     $     300,000       $    79.20(9)

Common Stock issuable upon exercise of
  Executive Committee options                    300,000(5)(8)       $     2.00     $     600,000       $   158.40(10)

Common Stock underlying options issued
  to Director                                     32,500(6)(8)       $    1.425     $   46,312.50       $    12.23(10)

Common Stock underlying warrants issued
  to advertising agency                           82,500(7)(8)       $     2.00     $     165,000       $    43.56(10)
=====================================================================================================================
        Total                                                                                           $ 4,839.14
                                                                                                        ==========
=====================================================================================================================

 (1) Includes the registration for resale of the following: (i) 3,631,250 shares of Common Stock issued in a private placement completed in December, 1999 (the "Private Placement"); (ii)907,813 shares of Common Stock which the Company has agreed to issue to investors in the Private Placement in the event that this Registration Statement has not become effective and the Common Stock listed for trading on the Nasdaq SmallCap Market by April 17, 2000; and (iii) 1,000,000 shares of Common Stock held by the Company's Chief Executive Officer.

(2) Represents Warrants to purchase shares of Common Stock at an exercise price of $2.50 per share issued to investors in the Private Placement and the shares of Common Stock underlying the Warrants.

(3) Represents Warrants to purchase shares of Common Stock at an exercise price of $2.50 per share issued to the Placement Agent in the Private Placement.

(4) Includes the registration for resale of the following: (i) 150,000 shares of Common Stock issued to the Placement Agent in the Private Placement in connection with the acquisition by the Company of eDiets, Inc. (formerly eDiets.com, Inc.) in November, 1999; and (ii) 640,625 shares of Common Stock issuable upon the exercise of Placement Agent Warrants issued to the Placement Agent in connection with the Private Placement.

(5) Represents the shares of Common Stock issuable upon exercise of stock options granted to members of the Company's Executive Committee at an exercise price of $2.00 per share.

(6) Represents the shares of Common Stock issuable upon exercise of options issued to a director of the Company at an exercise price of $1.425 per share.

(7) Represents shares of Common Stock issuable upon exercise of warrants issued to an advertising agency at an exercise price of $2.00 per share.

(8) Pursuant to Rule 416, there are also being registered such indeterminable shares of Common Stock as may become issuable pursuant to adjustment and anti-dilution provisions contained in the Warrants, the Placement Agent's Warrants and the stock option agreements.

(9) As of the date of this filing there is no trading price for the Company's shares of Common Stock. Therefore, the registration fee has been calculated by using a price of $2.00, which was the price per share paid by the investors in the Private Placement.

(10) This has been calculated by using the exercise price of the warrants or options.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   eDiets.com
                            -------------------------
                              Cross Reference Sheet
                      Pursuant to Item 501 of Regulation SB

            Form SB-2 Item No. and Caption                Caption or Location in Prospectus
     -----------------------------------------------     -----------------------------------
1.   Front of the Registration Statement and Outside     Outside Front Cover Page of
       Front Cover of Prospectus                         Prospectus

2.   Inside Front and Outside Back Cover Pages of        Inside Front and Outside Back Cover
       Prospectus                                        Pages of Prospectus

3.   Summary Information and Risk Factors                Prospectus Summary; Risk Factors

4.   Use of Proceeds                                     Use of Proceeds

5.   Determination of Offering Price                     Not applicable

6.   Dilution                                            Not Applicable

7.   Selling Security Holders                            Selling Security Holders

8.   Plan of Distribution                                Plan of Distribution

9.   Legal Proceedings                                   Business

10.  Directors, Executive Officers, Promoters and        Management
       Control Persons

11.  Security Ownership of Certain Beneficial Owners     Principal Stockholders
       and Management

12.  Description of Securities                           Description of Securities

13.  Interest of Named Experts and Counsel               Not Applicable

14.  Disclosure of Commission Position on                Management
       Indemnification for Securities Act Liabilities

15.  Organization within Last Five Years                 Business

16.  Description of Business                             Business

17.  Management's Discussion and Analysis and Plan of    Management's Discussion and Analysis
       Operation                                         of Financial Condition and Results of
                                                         Operations

18.  Description of Property                             Business - Properties

19.  Certain Relationships and Related Transactions      Management - Certain Transactions

20.  Market for Common Equity and Related Stockholder    Market for Common Stock and Related
       Matters                                           Stock Matters

21.  Executive Compensation                              Management - Executive Compensation
                                                         and Employment Agreements

22.  Financial Statements                                Financial Statements

23.  Changes in and Disagreements with Accountants on    Not Applicable
       Accounting and Financial Disclosure

                  SUBJECT TO COMPLETION DATED December 30, 1999

                             PRELIMINARY PROSPECTUS

                                eDiets.com, Inc.

                        8,560,313 Shares of Common Stock
                   2,456,250 Warrants to Purchase Common Stock

         Certain stockholders of eDiets.com, Inc. ("eDiets" or "we") are offering up to 8,560,313 shares of our Common Stock, par value $.001 per share ("Common Stock"). These stockholders will be selling shares of Common Stock which they own or which they can acquire by exercising certain outstanding warrants or options. In addition, certain warrant holders will be selling up to 2,456,250 Warrants to acquire our Common Stock ("warrants"). For more complete information, refer to the Prospectus sections entitled "Selling Security Holders" and "Plan of Distribution".

         We will not receive any proceeds from the resale of shares of Common Stock and/or Warrants by the selling stockholders and selling warrantholders (both of whom we will refer to as the "Selling Security Holders"). We have agreed to pay the expenses of this offering. The Selling Security Holders will pay any brokerage compensation in connection with their sale of the Common Stock or Warrants.

         Although our Common Stock has been publicly held, there has been no trading market for the Common Stock. Whale Securities Co., L.P., which served as the Placement Agent in our recently completed private placement (the "Placement Agent"), has filed an application to initiate quotations in our freely tradable shares of Common Stock in the "pink sheets" published by National Quotation Bureau, Inc. Upon acceptance by the NASD of the application, it is anticipated that a limited trading market will commence. We intend to apply for listing of the Common Stock and Warrants on the Nasdaq SmallCap Market as soon as we meet all of the listing requirements.

         Our business is subject to many risks and an investment in our Common Stock or Warrants will also involve significant risks. You should carefully consider the various Risk Factors described on pages 8 through 17 before investing in the Common Stock or Warrants.

         Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

       Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                            -------------------------
                The date of this Prospectus is __________, 2000.

                                TABLE OF CONTENTS
                                                                            PAGE

Prospectus Summary                                                           4

Risk Factors                                                                 8

Use of Proceeds                                                              17

Market for Common Stock and Related Stockholder Matters                      18

Capitalization                                                               18

Selected Financial Data                                                      19

Management's Discussion and Analysis of Financial Condition and Results of
Operations                                                                   21

Business                                                                     26

Management                                                                   37

Principal Stockholders                                                       43

Certain Transactions                                                         45

Selling Security Holders                                                     46

Plan of Distribution                                                         49

Description of Securities                                                    52

Legal Matters                                                                54

Experts                                                                      54

Where You Can Find More Information                                          54

Historical Financial Statements                                             F-1

Pro Forma Condensed Financial Statements                                    F-27

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this Prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the Common Stock or Warrants of the Company. We urge you to read the entire Prospectus carefully. You should note that in November, 1999 we acquired all of the capital stock of eDiets, Inc., then known as eDiets.com, Inc. ("Original eDiets") through the merger of eDiets Acquisition Corp., our recently organized wholly-owned subsidiary, with and into Original eDiets. We shall use the term "the Acquisition" in this Prospectus to refer to our acquisition of Original eDiets. Upon completion of the Acquisition, we changed our name from Olas, Inc. to eDiets.com, Inc. When we use the term "the Company" or "eDiets" in this Prospectus, and when we describe our business, we refer to our combined company and our combined operations following the Acquisition. When we use the term "Olas", we mean our company prior to the Acquisition.

OUR BUSINESS

         We are one of the original marketers of customized fee-based diet programs exclusively online. We have developed a proprietary software engine that enables us to create a diet program that is unique to each individual, then deliver it directly to the individual's home or office via the Internet. Our personalization features, low cost basis and centralized Internet distribution create a unique competitive advantage when compared to the established offline competitors, such as Weight Watchers International, Jenny Craig, Inc. and similar companies, which operate thousands of "brick and mortar" storefronts internationally.

         At our Online Diet Center, we offer programs for both women and men. To enroll in a program a consumer completes a questionnaire and our software system automatically generates a personal profile and a diet recommendation. We use the profile to create a private Online Diet Center for the consumer that functions as their personal resource for custom meal plans, shopping lists and related diet and nutrition information.

         We also publish news@eDiets.com, an online diet information resource, which is currently emailed twice a week to a community of over 700,000 consumers who have completed our questionnaire, received a personal profile and have provided us with an email address. Our web site also includes our Diet Store in which we advertise a variety of health, fitness and nutrition products which our users can purchase from third-party vendors.

         We are a Delaware corporation with our executive offices located at 3467 W. Hillsboro Boulevard, Deerfield Beach, Florida 33442. Our telephone number is (954) 360-9022, and our Internet address is www.ediets.com.

THE OFFERING

Common Stock Offered by the Selling Stockholders
------------------------------------------------
8,560,313, which includes 3,631,250 shares of Common Stock purchased by investors in our Private Placement; 1,815,625 shares of Common Stock underlying Warrants issued to the investors in the Private Placement; 907,813 shares of Common Stock which we have agreed to issue to the investors in the event that this Registration Statement has not become effective and the Company's Common Stock listed on the Nasdaq SmallCap Market by April 17, 2000; 1,000,000 shares of Common Stock held by our Chief Executive Officer, David R. Humble; 150,000 shares of Common Stock held by the Placement Agent in our Private Placement; 640,625 shares of Common Stock issuable upon the exercise of Warrants we issued to the Placement Agent; 300,000 shares of stock issuable upon the exercise of options issued to members of our Executive Committee; 32,500 shares of Common Stock issuable upon exercise of options granted to Isaac Kier, one of our directors, in consideration of consulting services he rendered to us; and 82,500 shares of Common Stock issuable upon exercise of warrants we issued to an advertising agency.

Warrants Offered by the Selling Warrantholders
----------------------------------------------
2,456,250, which includes 1,815,625 Warrants issued to the investors in the Private Placement to purchase shares of Common Stock at an exercise price of $2.50 and 640,625 Warrants issued to the Placement Agent to purchase shares of Common Stock at an exercise price of $2.50.

RISK FACTORS

       An investment in our securities involves a high degree of risk. For a discussion of the risk factors, see the "Risk Factors" section.

SUMMARY FINANCIAL INFORMATION

       The summary financial data presented below should be read in conjunction with the more detailed financial statements of eDiets and notes thereto which are included elsewhere in this Prospectus along with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OLAS

       For the nine months ended September 30, 1999, Olas, Inc. (as our company was called prior to the Acquisition) had income, comprised primarily of interest income, of $14,646 and expenses of $38,082, resulting in a net loss for the period of $23,436.

ORIGINAL EDIETS

         The table below contains a summary of the historical financial information of Original eDiets derived from the financial statements included elsewhere in this Prospectus. The nine month Statement of Operations data at September 30, 1998 and 1999 and actual balance sheet data at December 31, 1998 and September 30, 1999 are derived from the unaudited financial statements of Original eDiets and include all adjustments, and consist only of normal recurring adjustments, that management considers necessary to fairly present the data. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results which may be expected for the full year. When you read this historical financial information, it is important that you read along with it the historical financial statements, related notes, and other financial information included elsewhere in this Prospectus.

STATEMENT OF OPERATIONS DATA

                                         Year Ended           Nine Months Ended
                                        December 31,             September 30,
                                ------------------------    ------------------------
                                   1997          1998          1998         1999
                                ----------    ----------    ----------    ----------
Revenues                        $  247,795    $  477,626    $  254,973    $1,922,347

Cost of revenues                    23,098        75,551        37,839       160,915

Sales and marketing                148,621       435,491       185,936       613,774

General and administrative         134,936       304,427       255,399       692,623

Depreciation and amortization       37,559        61,807        46,000        64,477

Net income (loss)                  (96,419)     (399,650)     (270,201)      390,558

(Loss) earnings
per common
share-basic
and diluted                     $    (0.02)   $    (0.06)   $    (0.04)   $     0.06

         The following table below includes a summary of the historical financial information of Original eDiets derived from the financial statements included elsewhere in the Prospectus in addition to a pro forma basis, adjusted to give the effect of the acquisition as if it had occurred on September 30, 1999 and to reflect the net proceeds received in November and December, 1999 from the Private Placement.

BALANCE SHEET DATA
                                                  September 30, 1999
                                 December 31,  ------------------------
                                    1998         Actual       Pro Forma(1)
                                 ----------    ----------    ----------
Working capital (deficiency)     $ (604,687)   $ (456,104)   $6,403,553

Total assets                        233,259       671,352     7,310,541

Total liabilities                   834,986       755,867       735,547

Stockholders' equity
 (capital deficiency)              (601,727)      (84,515)    6,574,994

(1) Gives effect to the Acquisition, including a $1,981,107 non-recurring charge relating to the Acquisition, as if the Acquisition occurred on September 30, 1999. Also gives effect to the completion of the Private Placement in which the Company raised net proceeds of $6,218,520, as if the Private Placement occurred on September 30, 1999.

                                  RISK FACTORS

         THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN THE SHARES AND/OR WARRANTS.

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE AN EXTREMELY LIMITED OPERATING HISTORY.

         Original eDiets was incorporated in March 1996 and launched its Internet operations in early 1997. Before the Acquisition, we had not conducted any meaningful operations since 1995. Accordingly, we have an extremely limited operating history upon which you can evaluate our prospects. As a result of our limited operating history, we do not have historical financial data for sufficient number of periods upon which to forecast quarterly revenues and results of operations. An investor in our securities must consider the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets, including the Internet market.

WE HAVE ONLY LIMITED REVENUES, HAVE INCURRED NET LOSSES IN OUR LAST TWO FISCAL YEARS AND ANTICIPATE CONTINUING LOSSES.

         We have only had limited revenues and have incurred net losses since inception, except for modest profitability in the first nine months of 1999. With the proceeds of the recently completed Private Placement, we intend to aggressively expand our marketing and advertising efforts and accordingly, will incur significant marketing expenditures. We do not expect that we will generate sufficient revenues to cover these expenses in the near future and therefore we anticipate a period of continuing losses.

SEASONAL AND CYCLICAL PATTERNS MAY AFFECT OUR BUSINESS AND OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE.

         We believe that sales of weight management programs in the traditional industry generally are lower in the third and fourth quarters of each year. Although we have not experienced material seasonal patterns to date, due to our limited operating history it is difficult to predict a seasonable pattern of our sales. However, as we make the transition to a more developed market, seasonal and cyclical patterns may develop. As a result, if our Internet market follows this same seasonal pattern as those in traditional mediums, we may experience lower revenues in the third and fourth quarters of each year. Seasonal and cyclical patterns in the general Internet environment may also affect our revenues. For example, traffic levels on our web site may fluctuate during the summer and year-end vacation and holiday periods. Accordingly, in the future, our seasonal sales patterns may become more pronounced, may strain our capabilities and may cause a shortfall in net sales as compared to expenses in any given period. We do not believe that period-to-period comparisons of our operating results are necessarily meaningful nor should they be relied upon as indicative of future performance. In one or more future quarters our results of operations may fall below the expectations of securities analysts and investors. In such event, the trading price of the Common Stock, if and when an active trading market develops, would likely be materially adversely affected.

TO MANAGE OUR GROWTH AND EXPANSION, WE NEED TO IMPROVE AND IMPLEMENT FINANCIAL AND MANAGERIAL CONTROLS AND REPORTING SYSTEMS AND PROCEDURES. IF WE ARE UNABLE TO DO SO SUCCESSFULLY, OUR RESULTS OF OPERATIONS WOULD BE IMPAIRED.

         We have been engaged in an expansion of operations and, utilizing proceeds of the recently completed Private Placement, we expect to experience a significant period of growth in our business. This expansion has placed, and will continue to place, a significant strain on our management, information systems and resources. In order to manage our growth effectively, we will need to improve and implement our financial and managerial controls and reporting systems and procedures. If we do not do so, we may not be able to successfully manage our operations which could cause us harm.

WE ARE DEPENDENT ON CONTINUED GROWTH IN USE OF THE INTERNET.

         Our market is new and rapidly evolving. Our business would be adversely affected if Internet usage does not continue to grow, particularly usage by women. A number of factors may inhibit Internet usage, including:

o      inadequate network infrastructure;

o      security concerns;

o      inconsistent quality of service; and

o      lack of availability of cost-effective, high-speed service.

         If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. In addition, web sites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Internet usage, as well as the usage of our web sites could grow more slowly or decline.

BECAUSE WE HAVE LIMITED MARKETING EXPERIENCE AND DEPEND ON THIRD-PARTY PARTNERS, WE MAY BE UNABLE TO SUCCESSFULLY BUILD OUR BRAND.

         Successful promotion and marketing of our brand will depend on aggressive acceleration of online marketing of our current offerings and development and offering of additional programs and services and expansion of our online and offline advertising and marketing relationships with other Internet programs. We are substantially dependent upon third parties with which we enter into marketing and advertising relationships to attract traffic to our web site, primarily other web sites on which we advertise or with which we have revenue sharing arrangements. If their traffic decreases or we incorrectly determine that those web sites on which we advertise attract visitors likely to use our services, our advertising efforts will be adversely affected. If our brand building strategy is unsuccessful, the substantial marketing, advertising and public relations expenses we incur may never be recovered. In addition, we may be unable to increase sufficiently our future revenues and our business could be materially harmed.

WE ARE DEPENDENT ON SEVERAL MAJOR INTERNET PORTALS.

         A significant portion of our online traffic has come from our advertising arrangements with America Online and iVillage. During the first nine months of 1999, approximately 16% and 13% of our revenues for this period were attributed to visitors who reached our web site through America Online and iVillage, respectively. In addition, we have recently entered into a significant advertising agreement with Yahoo for advertising commencing on January 1 through the end of 2000 and anticipate that an increasing portion of our revenues will come from visitors who reach our web site through Yahoo. Our agreements with America Online and iVillage both currently expire in the end of December 1999. We have recently entered into a new agreement with iVillage which begins on January 1 and ends on December 31, 2000. There is no obligation on the part of America Online, iVillage or Yahoo to renew the agreements when they expire. Our agreements with these advertisers do not prohibit them from carrying online sites or developing and providing content that compete with our site. We are in the process of negotiating a further agreement with America Online for advertising during the year 2000. However, we may not reach an agreement with America Online and may instead look to the other major portals in our advertising program for the coming year. A discontinuance of our advertising on iVillage or Yahoo or American Online (if we renew our advertising arrangements with America Online) for any reason could materially adversely affect our business, results of operations and financial condition.

OUR BUSINESS IS DEPENDENT ON OUR CHIEF EXECUTIVE OFFICER.

         The success of our business will be largely dependent on the efforts of David R. Humble, our Chief Executive Officer and Chairman of the Board, and other key management personnel. Although the Company has entered into an employment agreement with Mr. Humble, the loss of his services or other key management personnel would have a material adverse effect on the Company's business and prospects. Mr. Humble has other interests to which he devotes some time, including various inventions and patents. We have "key man" life insurance in the amount of $2,000,000 covering Mr. Humble.

         The success of the Company will also be dependent upon its ability to hire and retain additional qualified industry, programming, marketing, financial and other personnel. Competition for qualified personnel is intense, and there can be no assurance that the Company will be able to hire or retain additional qualified personnel. Any inability to attract and retain such qualified personnel would have a materially adverse effect on the Company. See "Management."

WE ARE CONTROLLED BY DAVID R. HUMBLE, WHOSE INTERESTS MAY DIFFER FROM OTHER STOCKHOLDERS.

         David R. Humble owns approximately 62% of our outstanding Common
Stock. Accordingly, he has the ability to determine the outcome of the election of the Company's Board of Directors and other matters submitted to the Company's stockholders for approval. Accordingly, investors will have little say in the outcome of these matters. The interests of Mr. Humble may differ from the interests of other stockholders. See "Management" and "Principal Stockholders."

IF WE DO NOT RESPOND TO RAPID CHANGES, OUR PROGRAMS AND SERVICES COULD BECOME OBSOLETE AND WE COULD LOSE CUSTOMERS.

         If we face material delays or are unsuccessful in introducing new programs, services and products and enhancements, or our new offerings are not favorably received, our customers may forego the use of our services and use those of our competitors. The Internet and the online commerce industry are rapidly changing. If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing web site and proprietary technology and systems may become obsolete or less attractive to potential customers. To remain competitive, we must continue to enhance and improve the functionality and features of our programs, services and products. These development efforts may require substantial time and expense. We may be unable to respond quickly, cost-effectively or sufficiently to technological developments, which could harm our business.

WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS.

         We may require substantial working capital to fund our business growth. We believe that the net proceeds from the recently completed Private Placement, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next 12 months as we accelerate our marketing campaign. However, due to unforeseen circumstances, unanticipated changes in our plans or other factors beyond our control, if our assumptions prove to be inaccurate, we may require financing sooner. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuances of equity, equity-related or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of the Common Stock and our stockholders may experience additional dilution.

THE INTERNET IS SUBJECT TO MANY GOVERNMENTAL REGULATIONS WHICH MAY IMPACT OUR ABILITY TO CONDUCT BUSINESS.

         There is, and will be, an increasing number of laws and regulations pertaining to the Internet. These laws or regulations may relate to liability for information received from or transmitted over the Internet, online content regulation, user privacy, taxation and quality of products and services. In addition, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing. Any new law or regulation, or the adverse application or interpretation of existing laws, may decrease the growth in the use of the Internet or our web site. This could decrease the demand for our programs, increase our cost of doing business or otherwise have a material adverse effect on our business, financial condition or results of operations.

WE MAY BE SUBJECT TO CLAIMS BASED ON THE CONTENT WE PROVIDE ON THE INTERNET.

         Because visitors to our web site may distribute our content to other people, third parties might sue us for defamation, negligence, product liability, copyright or trademark infringement, or other matters. These types of claims have been brought, sometimes successfully, against other online services in the past. We may also incur liability for the content on other web sites that are linked to our web site or for content and materials that may be posted by visitors in chat rooms or bulletin boards. Our email services may also subject us to potential claims resulting from unsolicited email, lost or misdirected messages, illegal or fraudulent use of email or interruptions or delays in email service. We also enter into agreements with commerce partners that entitle us to receive a share of any revenue from the purchase of goods and services through direct links from our web site to their web sites. These arrangements may subject us to additional claims, including product liability or personal injury related to these products and services, because we provide access to these products or services, even if we do not provide the products or services ourselves. Our insurance, which covers commercial general liability, as well as professional liability, may not adequately protect us against these types of claims.

SATISFACTORY PERFORMANCE OF OUR WEB SITE IS CRITICAL TO OUR BUSINESS AND REPUTATION.

         We are dependent upon the continuous, reliable and secure operation of Internet servers and related hardware and software. Our primary Internet data center is located in a secure third-party facility in Virginia. Although the facility provides power backup and increased security, we cannot assure you that there will be no interruption in service. To the extent that service is interrupted or delayed, we could experience a decrease in traffic, loss of customers and revenue and harm to our reputation. Fire, floods, hurricanes, power loss, telecommunications failures, break-ins and similar events could damage these systems. Computer viruses, electronic break-ins and other similar disruptive problems could also adversely affect the operation of our web site. We do not presently have any formal disaster recovery plan, nor do we have insurance coverage for business interruption.

         Our web site must accommodate a high volume of traffic and deliver information that is updated frequently. Our web site has in the past and may in the future experience slower response times or decreased traffic for a variety of reasons. In addition, our visitors depend on Internet service providers, online service providers and other web site operators for access to our web site. Many of them have experienced significant outages in the past and could experience outages, delays and other difficulties due to system failures unrelated to our systems in the future.

WE NEED TO EXPAND OUR NETWORK INFRASTRUCTURE AND CUSTOMER SUPPORT CAPABILITIES OR WE WILL NOT BE ABLE TO SERVICE OUR GROWING CUSTOMER BASE.

         We will need to expand our network infrastructure and customer support capabilities in anticipation of an expanded customer base. Expansion will require us to make significant up-front expenditures for servicers, routers and computer equipment, to increase bandwidth for Internet connectivity and to hire and train additional customer support personnel. Expansion must be completed without system disruptions. Failure to expand our network infrastructure or customer service capabilities would materially adversely affect our business and operations.

A LACK OF SECURITY OVER THE INTERNET MAY IMPACT OUR BUSINESS.

         A significant barrier to electronic commerce and confidential communications over the Internet has been the need for secure transmission of confidential information. Internet usage could decline if any well-publicized compromise of security occurred. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. Experienced programmers could attempt to penetrate our network security. Programmers who are able to penetrate our network security could misappropriate proprietary information or cause interruptions in our services, and we could be required to expend capital and resources to protect against or to alleviate problems. Moreover, because privacy is important to many of our customers, any publicized compromise of our security could result in a loss of customers. Security breaches could have a material adverse effect on our business, results of operations and financial condition.

OUR NET SALES COULD DECREASE IF WE BECOME SUBJECT TO SALES AND OTHER TAXES AND WE COULD BE REQUIRED TO PAY TAXES FOR PRIOR SALES.

         If one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of our services or products, our net sales and results of operations could be harmed. We could also be subject to claims for taxes on our prior sales. We do not currently collect sales or other similar taxes. If we become obligated to collect sales taxes, we will need to update our system that processes customers' orders to calculate the appropriate sales tax for each customer order and to remit the collected sales taxes to the appropriate authorities. These upgrades will increase our operating expenses. In addition, our customers may be discouraged because they have to pay sales tax, causing our net sales to decrease. As a result, we may need to lower prices to retain these customers.

REGULATION REGARDING TRADE PRACTICES.

         The Federal Trade Commission and certain states regulate advertising and other consumer matters such as unfair and deceptive trade practices. The State of Florida in which our corporate offices and center of operations is located contains disclosure regulations for weight-loss providers with regard to their program. In addition, the nature of our interactive Internet activities may subject us to similar trade practices legislation of other states.

         Although we intend to conduct our operations in compliance with applicable regulatory requirements and continually review our operations to verify compliance, there can be no assurance that aspects of our operations will not be reviewed and challenged by the regulatory authorities and that if challenged, that we would prevail. Furthermore, there can be no assurance that new laws or regulations governing weight loss or nutrition services providers will not be enacted, or existing laws or regulations interpreted or implied in the future in such a way as to have a material adverse impact on us.

WE ARE DEPENDENT ON OUR INTELLECTUAL PROPERTY.

         Our success depends on the protection of our domain names, including the "eDiets.com" domain name, original interactive proprietary software and systems and the goodwill associated with our trademarks and other proprietary intellectual property rights. We currently hold several relevant domain names, including the "eDiets.com" domain name. A substantial amount of uncertainty exists concerning the application of copyright and trademark laws to the Internet and there can be no assurance that existing laws provide adequate protection of our proprietary intellectual property or our domain names. We have filed applications to register several of our trademarks and there can be no assurance that we will be able to secure registration of these marks.

          Enforcing our intellectual property rights could entail significant expenses and could prove difficult or impossible. In addition, we cannot assure you that third parties will not bring claims of copyright or trademark infringement, patent violation or misappropriation of creative ideas or formats against us with respect to our programs, services or content or any third-party content carried by us. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention, require us to enter into costly royalty or licensing arrangements or prevent us from using important technologies, ideas or formats, any of which could materially harm our business, financial condition or results of operations.

WE FACE SIGNIFICANT COMPETITION.

         We currently compete with several non-Internet weight-loss companies. Our major offline competitors are Weight Watchers International and Jenny Craig, Inc. In addition, we compete with a number of Internet sites which provide free diet and nutrition information. Currently we know of two other online competitors aggressively marketing an online, program. Cyberdiet.com, offers a free program with some similarities to our program. Recently Nutrisystem.com, an affiliate of Nutri-System, Inc., which was an offline competitor, has begun to market an online weight-loss program that is very similar to our program. Although the Nutri-System program is not based on a membership fee, the program is designed around Nutri-System pre-packaged and limited selections of food products, which can only be purchased through the Nutrisystem.com website. It is not possible to determine when, or in what form, the industry's response will be to our programs as they become more highly visible. However, we anticipate that the industry leaders can be expected to mount a meaningful form of Internet response and given the rapid expansion of the Internet, other companies may develop similar programs or health related sites that compete vigorously with our programs and services. Increased competition could result in reductions in the prices we receive for our programs, lower margins, loss of customers and reduced visitor traffic to our web site.

         Most of our existing competitors and potential competitors have longer operating histories, greater name recognition and significantly greater financial, technical and marketing resources. This may allow them to devote greater resources than we can for the development and promotion of their services and products. These competitors may also engage in more extensive marketing and advertising efforts, adopt more aggressive pricing policies and make more attractive offers to advertisers and alliance partners. Accordingly, we may not be able to compete successfully. Competitive pressures may have a material adverse effect on our business, results of operations and financial condition.

YEAR 2000 PROBLEMS MAY DISRUPT OUR BUSINESS.

         There is a concern that many organizations may experience operational difficulties at the beginning of the year 2000 as a result of the fact that many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. The costs of defending and resolving year 2000-related disputes, and any liability we incur for year 2000-related damages, including consequential damages, could have a material adverse effect on our business, financial condition and results of operations. Based on our assessment to date, we believe that our internal systems are year 2000 compliant and will not produce erroneous results, fail to function, or interrupt performance. Despite our testing, our systems may contain undetectable errors or defects associated with the year 2000 and operational difficulties may result. To the extent that our assessment is finalized without identifying any additional material non-compliant information technology systems or non-information technology systems that we operate or that are operated by third parties, the likely worst-case year 2000 scenario is a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure. Such a failure could prevent us from operating our business, prevent visitors from accessing our web site, or change the behavior of consumers accessing our web site. We believe that the primary business risks, in the event of such a failure, would include lost revenue, increased operating costs, loss of visitors to our web site, or other business interruptions of a material nature, as well as claims of mismanagement, misrepresentation, or breach of contract, any of which could have a material adverse effect on our business, results of operations and financial condition. We have not made any contingency plans to address such risks.

IT MAY BE DIFFICULT FOR A THIRD-PARTY TO ACQUIRE US.

         Provisions of Delaware law and our Certificate of Incorporation and by-laws could make it more difficult for a third-party to acquire us, even if it would be beneficial to our stockholders.

AN ACTIVE TRADING MARKET FOR OUR SECURITIES MAY NEVER DEVELOP.

         Although our Common Stock has been publicly held, for the past several years there had been no trading market for the stock. The Placement Agent has filed an application to initiate quotations in our freely tradable shares of Common Stock in the "pink sheets" published by the National Quotation Bureau, Inc. Upon acceptance by the NASD, it is anticipated that a limited trading market will commence. We intend to apply for listing of the Common Stock and Warrants on the Nasdaq SmallCap Market as soon as we meet all of the listing requirements. However, we cannot assure you that a substantial trading market will develop (or be sustained, if developed) for the Common Stock and Warrants, or that you will be able to resell your shares or liquidate your investment without considerable delay, if at all.

IN THE EVENT AN ACTIVE TRADING MARKET IN OUR COMMON STOCK DEVELOPS, OUR STOCK PRICE COULD BE EXTREMELY VOLATILE.

         The trading price of the Common Stock may be highly volatile as a result of factors specific to us or applicable to our market and industry in general. These factors include:

o variations in our annual or quarterly financial results or those of our competitors;

o changes by financial research analysts in their recommendations or estimates of our earnings;

o conditions in the economy in general or in the Internet commerce sector in particular;

o announcements of technological innovations or new products or services by us or our competitors; and

o unfavorable publicity or changes in applicable laws and regulations, or their judicial or administrative interpretations, affecting us or the Internet commerce sector.

         In addition, the stock market has recently been subject to extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, some companies have been sued by their stockholders. If we were sued, it could result in substantial costs and a diversion of management's attention and resources, which could adversely affect our business.

THE NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE COULD DEPRESS THE MARKET FOR THE COMMON STOCK.

         The timing and amount of sales of shares covered by this Registration Statement could have a depressive effect on the then-market price of the Common Stock. Furthermore, the possibility that a substantial number of other shares of Common Stock may become tradable in the public market may also adversely affect prevailing market prices for the Common Stock and could impair our ability to raise capital through the sale of equity securities. Apart from the shares covered by this Registration Statement, the following shares will be eligible for sale in the public market pursuant to Rule 144 promulgated under the Securities Act of 1933 at the following times, subject to certain volume and other restrictions under Rule 144 and to agreements with the Placement Agent in the Private Placement restricting their sale:

o 1,050,000 of the shares held by the Olas stockholders are currently eligible for sale; and

o        6,814,065 shares will be eligible for sale beginning November, 2000.

         Therefore, we cannot predict the effect, if any, that sales of these securities or the availability of these securities for sale will have on the market prices prevailing from time to time.

WE MAY NOT HAVE ANY ABILITY TO USE OUR TAX LOSS CARRY-FORWARDS.

         Although we have significant net operating loss carry-forwards, as a result of the Acquisition, it is unlikely that we will be able to use these tax loss carry-forwards.

FORWARD-LOOKING STATEMENTS.

         All statements other than statements of historical facts included in this Prospectus, including, without limitation, statements regarding our future financial position, business strategy, projected costs and plans, objectives of our management for future operations and as adjusted proforma financial data, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to have been correct. Such statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from forward-looking statements. Important factors that could cause actual results to differ materially from our expectations are disclosed under "RISK FACTORS" and elsewhere in this Prospectus, including, without limitation, in conjunction with the forward-looking statements included in this Prospectus. All subsequent written and oral forward-looking statements attributable to our company, or persons acting on any of their behalf, are expressly qualified in their entirety by the cautionary statements. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

USE OF PROCEEDS

         We will not receive any proceeds from the resale of the shares of Common Stock or Warrants by the Selling Security Holders. We are registering the shares of Common Stock and Warrants, and the shares of Common Stock upon the exercise of the Warrants for resale pursuant to contractual terms incurred in the Acquisition and the Private Placement.

         There is included in the Registration Statement of which this Prospectus is a part an aggregate of 1,815,625 shares of Common Stock underlying Warrants issued to investors in the Private Placement to purchase shares at $2.50 per share, 640,625 Warrants issued to the Placement Agent in the Private Placement to purchase shares at $2.50 per share, 300,000 options issued to members of our Executive Committee to purchase shares at $2.00 per share, 32,500 options issued to one of our Directors to purchase shares at $1.425 per share and 82,500 Warrants issued to our advertising agency to purchase shares at $2.00 per share. If all of these Warrants and options are exercised, the Company will receive estimated gross proceeds of $6,951,938. Inasmuch as the holders of the Warrants and options have no obligation to exercise, we are not in a position to evaluate when and if such derivative securities will ever be exercised or the amount of proceeds that may be realized. Accordingly, we are not able to allocate at this time the proceeds that may be received from the exercise of such securities, and any proceeds realized will be utilized for working capital purposes.

            MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

NO CURRENT TRADING MARKET

         Although our shares of our Common Stock are publicly held, for several years there had been no trading market for our Common Stock. The Placement Agent in our Private Placement has filed an application to initiate quotations in our freely tradable shares of Common Stock in the "pink sheets" published by the National Quotation Bureau, Inc. Upon acceptance by the NASD, it is anticipated that a limited trading market will commence. We intend to apply for listing of the Common Stock and Warrants on the Nasdaq SmallCap market as soon as we meet all of the listing requirements.

OUTSTANDING SHARES AND NUMBER OF HOLDERS

         As of December 27, 1999, we had 12,645,315 shares of Common Stock outstanding and approximately 213 stockholders of record.

DIVIDEND POLICY

         We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

         The following table sets forth as of September 30, 1999 the capitalization (i) of Original eDiets on an actual basis and (ii) on a pro forma basis, adjusted to give effect to the Acquisition as if it occurred on September 30, 1999, and to reflect the net proceeds received in November and December, 1999 from the Private Placement.

                                                                          September 30, 1999
                                                                      Actual          Pro Forma
                                                                     ---------        -----------
Long-term debt                                                        $    -0-        $       -0-

Stockholders' equity:
     Common stock $.001 par value
         10,000,000 Shares authorized, 6,215,733 shares issued
         and outstanding on an actual basis; and 20,000,000
         authorized, 12,645,315 Shares issued and outstanding
         proforma as adjusted                                            6,216             12,645

     Additional paid-in capital                                        213,696          8,847,883

     Unearned compensation (1)                                         (24,363)           (24,363)

     Accumulated deficit (2)                                          (280,064)        (2,261,171)
                                                                     ---------        -----------
         Total stockholders' equity (2)                              $ (84,515)       $ 6,574,994
                                                                     ---------        -----------
             Total capitalization                                    $ (84,515)       $ 6,574,994
                                                                     =========        ===========

(1) Represents deferred compensation expenses in connection with unvested stock options granted at an exercise price lower than the fair market value at the date of grant.

(2) Gives effect to a $1,981,107 non-recurring charge relating to the Acquisition.

                             SELECTED FINANCIAL DATA

         You should read the selected financial and operating data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes included elsewhere in this Prospectus.

OLAS

         For the nine months ended September 30, 1999, Olas had income, comprised primarily of interest income, of $14,646 and expenses of $38,082, resulting in a net loss for the period of $23,436.

ORIGINAL EDIETS

         STATEMENT OF OPERATIONS DATA:
                                                                 Nine Months Ended
                                December 31,  Year Ended           September 30,
                                ------------------------    ------------------------
                                   1997          1998          1998          1999
                                ----------    ----------    ----------    ----------
Revenues                        $  247,795    $  477,626    $  254,973    $1,922,347

                                       19

Cost of revenues                    23,098        75,551        37,839       160,915
Sales and marketing                148,621       435,491       185,936       613,774
General and administrative         134,936       304,427       255,399       692,623
Depreciation and amortization       37,559        61,807        46,000        64,477
Net income (loss)                  (96,419)     (399,650)     (270,201)      390,558

(Loss) earnings
per common
share-basic
and diluted                     $    (0.02)   $    (0.06)   $    (0.04)   $     0.06


         The following table below includes a summary of the historical financial information of Original eDiets derived from the financial statements included elsewhere in the Prospectus in addition to a pro forma basis, adjusted to give the effect of the acquisition as if had occurred on September 30, 1999, and to reflect the net proceeds received in November and December, 1999 from the Private Placement.

         BALANCE SHEET DATA:
                                                  September 30, 1999
                                December 31,   ------------------------
                                    1998         Actual     Pro Forma(1)
                                 ----------    ----------    ----------
Working capital (deficiency)     $ (604,687)   $ (456,104)   $6,403,553
Total assets                        233,259       671,352     7,310,541
Total liabilities                   834,986       755,867       735,547
Stockholders' equity
  (capital deficiency)             (601,727)      (84,515)    6,574,994

(1) Gives effect to the Acquisition, including a $1,981,107 non-recurring charge relating to the Acquisition, as if the Acquisition occurred on September 30, 1999. Also gives effect to the completion of the Private Placement in which the company raised net proceeds of $6,218,520 as if the Private Placement occurred on September 30, 1999.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the financial statements and notes to those statements and the other financial information appearing elsewhere in this Prospectus.

OVERVIEW

         We were originally formed in 1992 to acquire a predecessor company that was formed in 1970. Our original business was the design, manufacture and marketing of top-weight fabrics for use in the production of sportswear, swimwear and activewear. In 1995, we sold substantially all of our operating assets and until recently have not had an operating business.

         In November 1999, we acquired eDiets.com, Inc., a Delaware corporation ("Original eDiets") by the merger of our wholly-owned subsidiary, eDiets Acquisition Corp., into Original eDiets. Upon completion of the merger, Original eDiets became our wholly-owned subsidiary. Therefore, the following discussion is principally a discussion of the business and financial operations of Original eDiets.

         Original eDiets was incorporated in March 1996. By the end of 1997, Original eDiets had completed development of the Original eDiets software, conducted a proof-of-concept test, established price points and created an Internet direct marketing campaign and began to generate revenues. In January 1998, Original eDiets became the first company to market customized fee-based diet programs exclusively on the Internet.

         To date, Original eDiets revenues have been derived almost exclusively from the sale of its customized diet programs. Beginning in the fourth quarter of 1998, Original eDiets began to generate some revenues from commissions with third-party vendors on products and services advertised on its web site.

         Revenues from customer subscriptions to our program are recognized on a straight-line basis over the period of the subscription. Currently, the subscription term is three months. The Company currently offers, and has in the past offered, subscribers several payment options, including periodic payments over the term of the subscription. Because revenues from customer subscription are recognized over the period of the subscription, the related marketing expenses may be incurred in a quarterly period prior to the recognition of the corresponding revenue.

         Since inception, Original eDiets incurred operating losses, except during the nine months ended September 30, 1999. As of September 30, 1999, Original eDiets had a net capital deficiency of $84,515. Because we intend to aggressively expand our marketing and advertising efforts, we anticipate that we will incur losses in the near future.

         In addition, we will incur a $1,981,107 non-recurring charge relating to the Acquisition in the fourth quarter of 1999.

RESULTS OF OPERATIONS OF ORIGINAL EDIETS

         The following table sets forth the results of operations for Original eDiets expressed as a percentage of total revenues:

                                     Year Ended              Nine Months
                                    December 31,           Ended September 30,
                               ------------------          ------------------
                               1997          1998          1998          1999
                               ----          ----          ----          ----
Revenues                        100%          100%          100%          100%
                               ====          ====          ====          ====
Cost of revenues                  9%           16%           15%            9%
Sales and marketing              60            91            73            32
General and administrative       55            64           100            36
Depreciation and amortization    15            13            18             3
Net income (loss)               (39)          (84)         (106)           20

        COMPARISON OF YEARS ENDED DECEMBER 31, 1998 TO DECEMBER 31, 1997

         Revenues increased 93% to $477,626 for the year ended December 31, 1998 from $247,795 for the year ended December 31, 1997. The increase in revenues was primarily due to the increase in the number of subscribers to the program over the prior year, which was due to the Company's expansion of its advertising efforts.

         Cost of revenues consist primarily of Internet access and service charges, salary payments to Original eDiets' dietitian and compensation expenses recognized for the excess of fair market value over the exercise price of options granted to the dietitian. Original eDiets cost of revenues increased to $75,551, or 16% of revenues for the year ended December 31, 1998, from $23,098, or 9% of revenues for the year ended December 31, 1997. The dollar and percentage increases were primarily attributable to increased Internet access and service charges required in connection with the expansion of our operations and increased compensation payments to our dietitian.

         Sales and marketing expenses consist primarily of Internet advertising expenses. Sales and marketing expenses increased to $435,491, or 91% of revenues, for the year ended December 31, 1998, from $148,621, or 60% of revenues for the year ended December 31, 1997. The dollar increases in sales and marketing were primarily due to Original eDiets more aggressive advertising placements commencing during the second half of 1998 with several major Internet portals, including several of the America Online web sites and Yahoo. Sales and marketing expenses are incurred prior to the recognition of revenues from sales generated from those efforts. Sales and marketing expenses, as a percentage of revenues, increased primarily due to a significantly higher customer base and related deferred revenue compared to the prior year.

         General and administrative expenses consist primarily of salaries, overhead and related costs for general corporate functions, including professional fees. These expenses also include compensation expense for stock options Original eDiets granted with an exercise price below the fair market value. General and administrative expenses increased to $304,427, or 64% of revenues, for the year ended December 31, 1998, from $134,936, or 55% of revenues, for the year ended December 31, 1997. The dollar increase was primarily due to the increase in professional fees, principally payments to financial and business consultants, increases in travel expenses incurred as the business operations expanded and to a lesser degree increases in salaries, general overhead and compensation expenses related to stock option grants.

         Depreciation and amortization expenses increased to $61,807, or 13% of revenues, for the year ended December 31, 1998, from $37,559, or 15% of revenues, for the year ended December 31, 1997. The dollar increase was primarily attributable to the purchase of additional computer equipment.

         As a result, Original eDiets net loss increased to $399,650 for the year ended December 31, 1998 compared to $96,419 for the year ended December 31, 1997.

    COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1999 AND SEPTEMBER 30, 1998

         Revenues increased 654% to $1,922,347 for the nine months ended September 30, 1999 from $254,973 for the nine months ended September 30, 1998. The increase in revenues was primarily due to the increase in the number of subscribers to the program over the prior year period, which was due to the Company's continuing expansion of its advertising program.

         Cost of revenues consist primarily of Internet access and service charges, revenue sharing, salary payments to Original eDiets' dietitian and compensation expenses recognized for the excess of fair market value over the exercise price of options granted to the dietitian. Original eDiets cost of revenues increased to $160,915, or 9% of revenues, for the nine months ended September 30, 1999 from $37,839, or 15% of revenues, for the nine months ended September 30, 1998. The increase in cost of revenues was primarily attributable to increased Internet access and service charges and revenue sharing incurred in connection with the expansion of our operations and increased compensation payments to our dietitian.

         Sales and marketing expenses consist primarily of Internet advertising expenses. Sales and marketing expenses increased to $613,774, or 32% of revenues, for the nine months ended September 30, 1999 from $185,936, or 73% of revenues, for the nine months ended September 30, 1998. The dollar increases in sales and marketing were primarily due to Original eDiets more aggressive advertising placements commencing during the second half of 1998 and continuing into 1999 with several major Internet portals, including several of the American Online web sites, iVillage and Yahoo. Sales and marketing expenses are incurred prior to the recognition of revenues from sales generated from those efforts.

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
         General and administrative expenses consist primarily of salaries, overhead and related costs for general corporate functions, including professional fees. These expenses also include compensation expense for stock options Original eDiets granted with an exercise price below the fair market value. General administrative expenses increased to $692,623, or 36% of revenues, for the nine months ended September 30, 1999 from $255,399, or 100% of revenues, for the nine months ended September 30, 1998. The dollar increase was primarily due to the increase in professional fees, principally payments to financial and business consultants, increases in travel expenses incurred as the business operations expanded and to a lesser degree increases in salaries, general overhead and compensation expenses related to stock option grants.

         Depreciation and amortization expenses increased to $64,477, or 3% of revenues, for the nine months ended September 30, 1999 from $46,000 or 18% of revenues, for the nine months ended September 30, 1998. The dollar increase was primarily attributable to the purchase of additional office and computer equipment.

         As a result of the factors discussed above, Original eDiets net income was $390,558 for the nine months ended September 30, 1999 compared to a net loss of $270,201 for the nine months ended September 30, 1998.

LIQUIDITY AND CAPITAL RESOURCES

         Through the end of 1997, Original eDiets financed its cash requirements primarily through loans from its Chief Executive Officer and sole stockholder, David Humble. From 1998, as Original eDiets began to generate more meaningful revenues, it financed its operations primarily through operating cash flow. Mr. Humble has agreed to forgive the balance of his loans to Original eDiets, which as of September 30, 1999 was $56,082, and have it treated as an additional equity investment.

         Original eDiets has a bank line of credit in the amount of $150,000, which has been personally guaranteed by Mr. Humble. As of the date hereof, Original eDiets has not borrowed any amounts under the line of credit.

         As of September 30, 1999, Original eDiets had cash and cash equivalents of $157,728. For the nine months ended September 30, 1999, operating activities of Original eDiets provided cash of $546,670, primarily due to the net income it achieved for the period. Net cash used in investing activities of Original eDiets was $69,658, reflecting purchases of property and equipment. Net cash used in financing activities of Original eDiets was $363,448, principally reflecting repayments of borrowings to Mr. Humble in addition to deferred offering costs incurred in connection with the private placement financing.

         As of September 30, 1999, Olas had cash and cash equivalents of $418,893.

         In December 1999, we completed the Private Placement in which we sold an aggregate of 145.25 Units, consisting of 25,000 shares of Common Stock and 12,500 Warrants each to purchase a share of Common Stock. We received net proceeds of $6,218,520 in the Private Placement.

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
         Although we have no firm commitments to acquire a material amount of capital assets, utilizing proceeds of the Private Placement, we intend to dramatically expand our Internet marketing campaign. We have recently entered into advertising arrangements which require substantial up-front capital expenditures, and plan on entering into additional similar advertising arrangements. In addition, we plan to add to our operating systems and our facilities and equipment in anticipation of our expanded customer base and offering of new programs.

         We currently anticipate that the net proceeds of the Private Placement, together with funds from our operations, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next 12 months.

YEAR 2000 READINESS

         Many currently installed computer systems and software products are coded to accept or recognize only 2-digit entries in the date code field. These systems and software products will need to accept 4-digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

         STATE OF READINESS

         We have made an assessment of the Year 2000 readiness of our operating and administrative systems. Our assessment plan consisted of testing of our internally developed information and computing systems with special attention to their representation and manipulation of calendar dates. We have confirmed that our internally developed software avoids Year 2000 concerns by either using a full 4-digit date or using a binary value which is calculated using the year 1970 as a base, which methods will adjust for new centuries as well as leap years. In addition, in our assessment plan, we contacted third-party vendors of software, hardware and services that are related to the delivery of the services to our users and the vendors have indicated that the products and services used by us are currently Year 2000 compliant.

         COSTS

         To date, we have not incurred any material costs in identifying or evaluating Year 2000 compliance issues. Most of our expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters generally. We do not presently anticipate that such expenditures will be material.

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
         RISKS AND CONTINGENCY PLAN

         While, based on our assessment to date, we believe that our internal systems are Year 2000 compliant and will not produce erroneous results, fail to function or interrupt performance, despite our testing, our systems may contain undetectable errors or defects associated with Year 2000 and operational difficulties may result. In addition, while vendors of our material software, hardware and services have indicated that they are in compliance, we cannot assure you that third-party software, hardware or services incorporated into our systems upon which we are reliant will not need to be revised or replaced, which could be time consuming and expensive. Further, we cannot assure you that governmental agencies, utility companies, Internet access companies, third-party service provides and others outside of our control will be Year 2000 compliant.

         The likely worse-case Year 2000 scenario is a systematic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure. Such a failure could prevent us from operating our business, prevent visitors from accessing our web site, or change the behavior of consumers accessing our web site. We believe that the primary business risks, in the event of such a failure, would include lost revenue, increased operating costs, loss of visitors to our web site, or other business interruptions of a material nature, as well as claims of mismanagement, misrepresentation or breach of contract, any of which could have a material adverse effect on our business, results of operations and financial condition.

         We have not made any contingency plans to address these risks.

                                    BUSINESS

OUR HISTORY

         We were formed in 1992 to acquire a predecessor company that was formed in 1970. Our original business was the design, manufacture and marketing of top-weight fabrics for use in the production of sportswear, swimwear and activewear. In 1995, we sold substantially all of our operating assets and until November 1999 had not had an operating business.

         In November 1999, we acquired eDiets.com, Inc., a Delaware corporation ("Original eDiets") through the merger of our newly formed subsidiary, eDiets Acquisition Corp., with and into Original eDiets. Under the terms of the Acquisition, we issued 7,814,065 shares of Common Stock to David R. Humble, the sole stockholder of Original eDiets, and 985,935 shares were reserved for the exercise of stock options granted to several of Original eDiets' current and former employees and consultants prior to the Acquisition. In connection with the Acquisition, we changed our name to eDiets.com, Inc. and Original eDiets, which is now our wholly-owned subsidiary, changed its name to eDiets, Inc.

         The discussion below is principally a discussion of the business of Original eDiets.
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GENERAL

         We are one of the original marketers of customized fee-based diet programs exclusively online. We have developed a proprietary software engine that enables us to create a diet program, which we call our eDiets program, that is unique to each consumer, then deliver it directly to the consumer's home or office via the Internet. We believe our personalization features, low cost basis and centralized Internet distribution creates a unique competitive advantage in a market, where the market leader, Weight Watchers International, operates a decentralized network of brick and mortar storefronts.

         At our Online Diet Center, we offer programs for both women and men. Women currently represent 91% of our customers. To enroll in a program, a consumer completes a questionnaire and their personal profile is automatically generated. We use this profile to create a private Internet diet site for the consumer to access for meal plans and other professional advice and information.

         We also publish news@eDiets.com, an online diet information resource, which is currently emailed twice a week to a community of over 700,000 consumers who have completed our questionnaire, received a personal profile and have provided us with an email address. Our web site also includes our Diet Store in which we advertise a variety of health, fitness and nutrition products which our users can purchase from third-party vendors.

         During the first nine months of 1999, our web site had 2,038,128 visitors and 25,308 consumers from over 30 countries purchased subscriptions to our personalized diet program. Based on our internally developed numbers, we believe that our members spend on the average 77 minutes per month on our site and have approximately 89 page-views a month.

         Our revenues for 1998, which were generated exclusively from the sale of our programs, were $477,626. For the first nine months of 1999, our revenues were $1,922,347, substantially all of which were from the sale of our programs, and the remaining portion from commissions we received from third-party vendors on the products and services advertised on our web site, principally from our Diet Store.

INDUSTRY OVERVIEW

         About 58 million adult Americans (approximately 33% of all adult Americans) are considered overweight or obese and face increased risk of chronic illness. It is estimated that up to 40% of American females and up to 24% of American males are trying to lose weight at any given time.

         The weight-management industry consists of commercial weight-loss centers and physician-directed programs. Programs that are provided by physicians using prescription medication serve a relatively small segment of the market and are relatively expensive. Magazines, books, periodicals and public services offer unsupervised programs. The cost of these unsupervised programs range from free to the cost of a book or tape. Supervised programs offered by weight-loss clinics provide personal guidance and supervision, and cost

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
substantially more than the eDiets program. Typically, the cost to the consumers for a program that provides personal guidance similar to the eDiets program ranges from $10-$14 per week, exclusive of food. Specialty foods offered by some weight-loss clinics cost approximately $60 per week.

BACKGROUND

         In 1997, we had completed development of the eDiets software, conducted a proof-of-concept test, established price points and created an Internet direct marketing campaign and began to generate revenue.

         In January 1998, we became the first company to market a customized fee-based diet program exclusively on the Internet. We tested new site formats, marketing messages and pricing options designed to increase the number of site visitors and improve the ratio of subscribers to site visitors to develop an Internet direct marketing business model. During this period, we also increased our Internet server and communications network capacity to support a higher level of operations.

         In mid-1998, we created news@eDiets.com, our online diet, fitness and nutrition newsletter, offered free to consumers. During the second half of 1998, we began placing advertisements with several major Internet portals, including several of the America Online web sites, Yahoo and iVillage, to determine the most productive media buys.

         In February 1999, we completed development of proprietary software to measure consumer response in real time to marketing, pricing and other elements of a direct marketing campaign. This software uses certain elements of an in-store marketing system. David Humble, our Chief Executive Officer, has filed a patent application covering this system and licensed the rights to the invention covered by the patent application to us for use in the scope of our current business. Our system became operational in March 1999 and has allowed us to significantly improve the yield on advertising expenditures.

OUR MARKET OPPORTUNITY

         We believe consumers are becoming more interested in their general health and appearance today. We see a growing trend towards natural solutions for nutritional well-being and, accordingly, the potential to increase sales of our current and future nutritional programs, products and services. We also believe that many consumers find the conventional diet center experience to be inconvenient and costly due to factors such as lack of privacy, travel time to the diet center, special food requirements and scheduling demands.

         Our online nutrition management center and personalized diet programs were created to provide consumers with a convenient and productive experience in a private and accessible online environment. The Internet provides a unique opportunity for us to deliver our programs and services faster, more conveniently and at less cost than Weight Watchers International, Jenny Craig, Inc. and our other offline competitors. The key components of our solution include:
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
         o PERSONALIZATION. Consumers benefit from a diet program that is personalized for their individual needs, likes and goals. Our system generates a custom diet for each individual based on their individual characteristics, needs, likes and goals, allows the individual to make modifications and provides a way for the individual to communicate their progress so their program can be updated periodically.

         o CONVENIENCE. Our Online Diet Center is available to consumers 24 hours a day, 7 days a week, from their home or office, and provides a range of services that are comparable to conventional offline centers that have limited hours of operation and require travel to and from their centers.

         o PRIVACY. Diet and weight-loss can be a sensitive subject that often requires frank discussions regarding solutions. Our online meetings and bulletin boards allow members to choose the option of being anonymous. This leads to more open and productive discussions between members and our staff, and within the eDiets community.

OUR STRATEGY

         We believe there is an established need for conventional weight management services internationally. Our primary positioning objective is to establish personalization as a new and essential component of this service in the mind of the consumer, and to identify eDiets as the originator of the concept. In addition, we intend to establish nutrition management as a new online category that includes consumers interested in fitness, healthy living, the aging process and weight management. We also intend to establish eDiets as a vertical Internet portal for diet and the leading online provider of personalized nutrition management services. The key elements of our strategy to reach these objectives include:

         o FOCUS ON ONLINE MARKETING AND DISTRIBUTION. Our primary advantage in the market is the economics of the Internet, including the relative low cost of customer acquisition, program distribution and customer communications compared to offline weight management programs. We plan to accelerate the online marketing of our current offerings and add additional programs, services and products to become the primary online destination for personalized diet-related advice, information and products.

         o COMMENCE AN OFFLINE MARKETING CAMPAIGN. We intend to advertise in print media, on radio and through billboards, and may utilize direct mailings.

         o BUILD STRONG BRAND RECOGNITION. We are expanding our online and offline public relations campaigns and creating relationships with other Internet programs. As an integral component of our brand development, we will seek to align with a celebrity spokesperson to assist us in our branding campaign.

         o REACH MORE CONSUMERS. We believe the growth of the Internet will provide us with opportunities to expand our marketing and reach consumers in markets,

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
                  such as medical offices, fitness centers, company intranets, nutrition stores and related outlets at the retail level.

         o ENHANCE E-COMMERCE OPERATIONS. We are actively seeking to enhance and expand our Diet Store and plan to enter into arrangements with third-party vendors to fulfill orders and ship products under our name.

         o PROMOTE REPEAT PURCHASES. Recognizing the value of an acquired customer, we plan to implement long-term nutritional management programs to encourage the continued participation of eDiets members.

         o EMPLOY NEW TECHNOLOGIES. As Internet streaming audio and video become mainstream, we will seek to utilize these technologies to feature recognized personalities to broadcast their advice, information and motivational messages to our customer base.

THE EDIETS PROGRAM

         Our eDiets program is a customized diet program based on a profile provided by the user utilizing our proprietary software. To create an eDiets program for the user, the software system analyzes personal goals, food preferences and lifestyle, with nutrition content, to create a program that varies by individual and by changes in the individual's needs. The personalization feature eases the transition from the individual's current diet to the eDiets diet, because it includes familiar food groups and is in a format that fits the individual's lifestyle. The program includes a list of the "100 Best Supermarket Products", a personalized supermarket shopping list and weekly email tips, advice and information.

         To begin the program, consumers answer a series of profile questions and select a food plan. The program offers three different food plans: a convenience food plan, comprised of pre-packaged food products; a recipe plan, which primarily contains food recommendations requiring preparation; or a combination convenience and recipe food preparation format. This information forms the individual's personal profile. Most use a credit card on our secure server to subscribe (or may subscribe by phone or fax), and their first week's program is delivered immediately after their credit card submission.

         Prior to May 1999, subscribers had to log on and answer questions regarding their personal weight management program and receive revised personalized programs on a weekly basis. In May 1999, we introduced "My eDiets", a means of creating a personal homepage for each eDiets member. With their My eDiets custom page, members can visit their site at any time to receive progress reports, access meal plans, shopping lists and hundreds of diet resources.

         The current subscription term for the eDiets program is three months, and the cost of the subscription varies between $70 and $85, depending on the payment option selected by the subscriber. After the three months, members may continue their subscription on a monthly basis at a cost of $5 per month. Members have unlimited access to services during this period. We continually evaluate the cost of our program and expect price changes in the future.

         Members are encouraged to attend regular online motivation meetings and have access to chat rooms where they can receive community support 24 hours a day, seven days a week. They receive guidance, have the opportunity to ask questions and learn from others with the same goals. We believe that the online meetings provide a more convenient and private means of sharing ideas and experiences than traveling to conventional weight management storefronts, and attending open meetings with strangers.

         Women currently represent 91% of our customers. We recently began testing a mens' version of the eDiets program. The mens' program is specifically tailored to mens' emotional needs and physical considerations. We have not begun to advertise the mens' program on other web sites.

         The eDiets program was authored and is supervised by Donna M. De Cunzo, R.D., L.D., our Director of Nutrition. The program consists exclusively of professional advice and information and uses, as its basis, nutrition standards established by the federal government. The program is designed around caloric intake. Only foods that can be purchased at the supermarket are specified in the eDiets program. We do not recommend, or market, diet pills or other controversial products.

NEWS@EDIETS.COM

         We publish news@eDiets.com, an online diet, fitness and nutrition resource offered free to consumers. Currently, news@eDiets.com generates approximately two million page views per month and is mailed to a community of over 700,000 consumers who have completed our questionnaire, received a personal profile and provided us with an email address. The newsletter is delivered bi-weekly to each subscriber. Information for the newsletter is obtained from other Internet medical and health information providers and all material is written and edited by the Company. The newsletter also contains reference to certain health and nutrition related web sites of other companies with which we have revenue arrangements.

THE DIET STORE

         Our web site includes a Diet Store in which we advertise a variety of health, nutrition and fitness products and services offered by third-party vendors. The Diet Store is a section of our web site which aggregates into one comprehensive storefront most of the opportunities found in our site where users can find specific products or services offered by outside parties. Currently, the primary categories of products advertised in the Diet Store are vitamins and minerals and a broad range of fitness equipment and accessories. We receive commissions of between 5% and 35% on third-party vendors' products sold through our web site.

         We have only recently established the Diet Store and have received only minimal commissions on sales of the products advertised in the Diet Store to date. However, we are actively seeking to enhance and expand the Diet Store and plan to enter into arrangements with third-party vendors to fulfill orders and ship products under our name.
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
MARKETING AND PROMOTION

         We are implementing a five part marketing plan to generate traffic to our web site and attract customers. Our plan consists of:

         o INTERNET ADVERTISING. A majority of our sales are generated from direct response advertising on the Internet. We place advertising banners on several major Internet online portals and sites that target female audiences with health and nutrition interests. We estimate that from 1% to 15% of the consumers who visit the sites on which we advertise on a regular basis, and viewed our advertising banners, responded by "clicking through" to the eDiets site.

                  We have entered into advertising agreements with America Online to carry our banners on Thrive at AOL and on the AOL Health Channel, and with iVillage and Yahoo. Our agreement with America Online expires on December 31, 1999 and while we are negotiating with America Online for a renewal, we are not certain whether we will have an advertising agreement with them. Our agreements with iVillage and Yahoo run through the end of 2000. We also advertise with Dr. Koop.com and other web sites. In the first nine months of 1999, approximately 16% and 13% of our sales have been derived from visitors who reached our web site through America Online and iVillage, respectively. These percentages do not include persons who initially visited our site through America Online or iVillage but did not subscribe to the eDiets program until they received our news@eDiets.com.

         o NEWS@EDIETS.COM. Our newsletter, news@eDiets.com, is currently our largest promotional tool. Approximately 33% of our sales for the nine months ended September 30, 1999 came from consumers who received the newsletter and decided to subscribe to the eDiets program.

         o SEARCH ENGINE LISTINGS. Approximately 7% of our sales for the first nine months of 1999 was generated from keywords on Internet search engines, such as Yahoo. Consumers may find the eDiets program by typing in keywords such as "diet" or "nutrition" on several of the leading Internet search engines. They then "click-through" to the eDiets site for complete details.

         o REVENUE SHARING. In December 1998, we signed an agreement with Microsoft's Link-Share, an Internet company that arranges affiliate programs. These affiliate programs allow other Internet sites to offer the eDiets program on their sites in exchange for a specified commission. We also pay an annual fee and a commission for each sale to Link-Share. As of September 30, 1999, we had approximately 1,360 affiliates under the Link-share program. In addition to this affiliate program, in early 1999, we began seeking arrangements with other web sites for the display of the eDiets banner in exchange for a share of the revenue from sale of subscriptions. Among the sites that we currently have revenue sharing arrangements are Dr. Koop, On Health and Greentree.

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         o        OFFLINE MARKETING CAMPAIGN. We intend to commence an offline marketing campaign, in which we plan to advertise in print media, on radio and through billboards, and may utilize direct mailings.

         Our short-term marketing objective and strategy is to significantly increase our customer base by rapidly expanding our advertising program. At the same time, we will attempt to continually improve the ratio of sales to site visitors. We will seek to do this by continually changing our selling messages, modifying our site architecture, changing our pricing strategy and introducing additional payment options. Our longer term objective is to build a dominant Internet brand across the diet, nutrition and fitness categories. To accomplish this, we believe we will need to combine a broad-based Internet marketing advertising program, with print and television campaign, add a celebrity spokesperson and increase our direct marketing management personnel.

COMPETITION

         We currently compete with several non-Internet weight-loss companies. The two major offline companies are Weight Watchers International and Jenny Craig, Inc. In addition, we compete with a number of Internet sites, such as iVillage, Thrive and America Online Health Channel, which provide free diet and nutrition information.

         We were one of the original marketers of customized fee-based diet programs exclusively online. We believe we can successfully capture market share from the established offline competitors for the following reasons:

         o CENTRAL POINT OF OPERATIONS. We market and distribute our programs from a single facility via the Internet. This is a more efficient system than operating a network of storefronts with fixed costs and staffing.

         o GEOGRAPHIC REACH. Conventional diet centers are typically located in areas where the population is concentrated and their use is limited by many convenience factors. As use of the Internet expands, eDiets will be able to reach more consumers.

         o FRANCHISEES. Most conventional diet center companies have sold territorial rights to their products and services to franchisees, and may face difficulties adopting a direct-to-consumer sales strategy.

         For the leading non-Internet based companies such as Weight Watchers International and Jenny Craig, Inc., the challenge of an Internet entry is their investment in hard assets, lease commitments and, more importantly, their franchised outlets. An Internet offer could cannibalize sales from existing storefronts, including those of franchisees. At this time, the non-Internet leaders have web sites, but they are limited to providing information, or driving traffic to their conventional storefronts.

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
         A number of Internet sites such as iVillage, Thrive and America Online Health Channel provide free diet and nutrition information. However, these major sites have an advertising model and do not currently offer a fee-based program or provide any personalization features.

         We compete with Cyberdiet.com, which has had an Internet presence for approximately three years offering free programs. Cyberdiet had introduced a subscription fee-based diet program comparable to ours, but has recently changed to a free program. In addition, we compete with Nutrisystem.com, a newly launched online weight-loss program by Nutri-System, Inc. that is very similar in design to our program. The Nutri-System program does not charge a subscription fee; however, participation in its weight-loss plan does require purchase of the Nutri System pre-packaged product line, which is only available through the Nutrisystem.com website. We are also aware of two other programs that compare to the eDiets programs, but are not aware of any marketing campaigns for these programs.

         It is not possible for us to determine when or in what form the industry's response to the eDiets program will be once it becomes highly visible. While it is relatively simple to give generalized diet advice, we believe creating personalized and timely advice requires a number of diverse resources and the development of proprietary software tools.

         Nevertheless, should we achieve our goal and obtain a meaningful market presence, the industry leaders can be expected to mount significant Internet responses. Accordingly, we could experience increasingly intense competition in our marketplace and our business and operations could be materially adversely affected.

INTELLECTUAL PROPERTY, PROPRIETARY RIGHTS AND DOMAIN NAMES

         Our success depends on the protection of our original interactive proprietary software and systems and the goodwill associated with our trademarks and other proprietary intellectual property rights. Our interactive personalized diet programs are based on proprietary software that we have developed.

         David R. Humble, our Chief Executive Officer and Chairman of the Board has filed a patent application covering the means of using the Internet to provide an interactive link in a store between consumers and the manufacturers and retailers that market to consumers for the purpose of providing sales and marketing information and measuring the response of the consumers to the sales and marketing information. He has granted us a royalty free exclusive perpetual license to utilize the aspects of the invention under the patent if a patent is issued as it relates to our Internet marketing program. We have incorporated limited aspects of this software into our software to measure consumer response in real time to marketing, pricing and other elements of our program. For example, we can continually change the format of the pages on our web site or simultaneously offer several payment options and receive real time responses to these modifications and options.

         We attempt to protect our intellectual property and proprietary rights through a combination of trademark and copyright law, trade secret protection, and confidentiality agreements with our employees, and marketing and advertising partners. We pursue
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
the registration of our domain names, trademarks and service marks in the United States. A substantial amount of uncertainty exists concerning the application of copyright and trademark laws to the Internet and there can be no assurance that existing laws provide adequate protection of our proprietary intellectual property or our domain names. The steps we take to protect our proprietary rights may not be adequate and third parties may infringe or misappropriate our copyrights, trademarks, service marks and similar proprietary rights.

INFRASTRUCTURE OPERATIONS AND TECHNOLOGY

         Our infrastructure has been designed to provide reliability and scalability as it supports our operations. Our architecture currently consists of several Dell Power Edge Servers running the Microsoft Windows NT Server Operating System and Web Server Software from Microsoft and Netscape. The servers are located in a secure third-party web hosting facility in Herndon, Virginia. This facility will provide us with ready access to increased network bandwidth, improved redundancy and disaster recovery, 24-hour onsite management and support, and the security and protection of a reliable data center.

GOVERNMENT REGULATION

         GENERAL

         There is an increasing number of laws and regulations pertaining to the Internet. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments and agencies. Laws or regulations may be adopted with respect to the Internet relating to liability for information retrieved from or transmitted over the Internet, online content regulation, visitor privacy, taxation and quality of products and services. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment and personal privacy is uncertain and developing. Any new legislation or regulation, or the application or interpretation of existing laws may have an adverse effect on our business.

   LIABILITY FOR INFORMATION RETRIEVED FROM OUR WEB SITE AND FROM THE INTERNET

         Content may be accessed on our web site and this content may be downloaded by visitors and subsequently transmitted to others over the Internet. This could result in claims against us based on a variety of theories, including negligence, copyright or trademark infringement. We could also be exposed to liability with respect to third-party content that may be posted by visitors in chat rooms or bulletin boards offered on our web site. It is also possible that if any information contains errors or false or misleading information, third parties could make claims against us for losses incurred in reliance on such information. In addition, we may be subject to claims alleging that, by directly or indirectly providing links to other web sites, we are liable for copyright or trademark infringement or the wrongful actions of third parties through their respective web sites. The Communications Decency Act of 1996 provides that, under certain circumstances, a provider of Internet services shall not be treated as a publisher or speaker of any information provided by a third-party content provider. This safe harbor has been interpreted to exempt certain activities of providers of Internet services. Our activities may prevent us from being able to take advantage of this safe harbor provision. Any claims brought against us in this respect may have a material and adverse effect on our business.

         PRIVACY CONCERNS

         The Federal Trade Commission is considering adopting regulations regarding the collection and use of personal identifying information obtained from individuals when accessing web sites, with particular emphasis on access by minors. Such regulations may include requirements that companies establish certain procedures to, among other things: (1) give adequate notice to consumers regarding information collection and disclosure practices; (2) provide consumers with the ability to have personally identifiable information deleted from a company's database; (3) provide consumers with access to their personal information and with the ability to rectify inaccurate information; (4) clearly identify affiliations or a lack thereof with third parties that may collect information or sponsor activities on a company's web site; and (5) obtain express parental consent prior to collecting and using personal identifying information obtained from children under 13 years of age. This regulation may also include enforcement and redress provisions. While we have implemented and intend to continue to implement programs designed to enhance the protection of the privacy of our visitors, there can be no assurance that such programs will conform with any regulations which may be adopted by the FTC. The FTC's regulatory and enforcement efforts may adversely affect the ability to collect personal information from visitors and customers which could have an adverse effect on our marketing efforts.

         TRADE PRACTICES REGULATIONS

         The FTC and certain states regulate advertising and consumer matters such as unfair and deceptive trade practices. The State of Florida where our corporate offices and operations center is located regulate certain marketing and disclosure requirements for weight loss providers. In addition, the nature of our interactive Internet activities may subject us to similar legislation in a number of other states. Although we intend to conduct our operation in compliance with applicable regulatory requirements and continually review our operations to verify compliance, there can be no assurance that aspects of our operations will not be reviewed and challenged by the regulatory authorities and that if challenged that we would prevail. Furthermore, we cannot give any assurance that new laws or regulations governing weight loss and nutrition services providers will not be enacted, or existing laws or regulations interpreted or implied in the future in such way as to have a material adverse impact on our business.

         REGULATIONS OF OTHER JURISDICTIONS

         Due to the global nature of the Internet, it is possible that, although transmissions by us over the Internet originate primarily in the United States, the governments of other foreign countries might attempt to regulate our transmissions or prosecute us for violations of their laws. These laws may be modified, or new laws enacted, in the future. Any of these developments could have a material adverse effect on our business, results of operations and financial condition. In addition, as our service is available over the Internet in multiple states and foreign countries, these jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each state or foreign country. We have not qualified to do business as a foreign corporation in any jurisdiction, except Florida. This failure by us to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties and could result in our inability to enforce contracts in such jurisdictions. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on our business, financial condition and results of operations.

EMPLOYEES

         We currently have 14 full-time employees. We have an arrangement with a third-party professional employer service which provides services, including payroll, human resources benefits and workers compensation administration, for all of our employees, including our Chief Executive Officer, David R. Humble. We believe our relationship with our employees is good.

FACILITIES

         We currently lease approximately 2,600 square feet of office space in Deerfield Beach, Florida, under a lease expiring on October 30, 2004 at a current monthly rental, including lessor leasehold improvements repayment obligation and pro-rated share of common area facilities expenses, of approximately $3,382.

LEGAL PROCEEDINGS

         We are not a party to any pending legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the names, ages and positions held with respect to each of our directors and executive officers:

NAME                     AGE                POSITION

David R. Humble          64                 Chairman of the Board and Chief
                                            Executive Officer

Robert T. Hamilton       35                 Chief Financial Officer

Steven Johnson           35                 Chief Technology Officer

Christine M. Brown       42                 Director of Operations

Isaac Kier               47                 Director

Matthew A. Gohd          43                 Director

Dr. Bruce Yaffe          48                 Director

James M. Meyer           63                 Director

Cary S. Fitchey          47                 Director

Lee S. Isgur             62                 Director

         DAVID R. HUMBLE has served as our Chairman of the Board and Chief Executive Officer since the closing of the Acquisition in November 1999. Mr. Humble has served as Chairman of the Board, President and Chief Executive Officer of Original eDiets since he founded that company in March 1996. From July 1995 to August 1996, he was a consultant to Advanced Promotion Technologies, Inc., which was engaged in the development and marketing of interactive electronic point of sale marketing systems in supermarkets. From 1987 to July 1995, he had served as Chairman of the Board of Advanced Promotion Technologies, Inc. and additionally as the Chief Executive Officer until 1993. Advanced Promotion Technologies, Inc. filed for bankruptcy protection in August 1996. From 1985 to 1987, he was the President, Chief Executive Officer and Director of CheckRobot, Inc., which developed a self-service checkout system for supermarkets. From 1968 to 1985, he served in a number of marketing and operations capacities with Sensormatic Electronics Corporation, which develops and markets electronic security and surveillance products, including Vice President/Manufacturing and Vice President/Future Products and was a member of its board of directors. Mr. Humble holds a number of technology patents, including the original electronics security tag found on garments in retail stores worldwide to protect against shoplifting.

         ROBERT T. HAMILTON has served as our Chief Financial Officer and Treasurer since November 1999. From July 1995 to November 1999 he was Manager, Financial Reporting for Equinox Systems Inc., a public company engaged in the design and development of serial input/output communication devices. Prior to July 1995, Mr. Hamilton was an audit manager with Arthur Andersen LLP. Mr. Hamilton is also a certified public accountant.

         STEVEN JOHNSON has served as our Chief Technology Officer since November 1999. Mr. Johnson had served as the Chief Technology Officer of Original eDiets since November 1998 and prior to that had been its Director of Software Development on a part-time basis. From November 1996 through November 1998, he served as a Senior Principal Engineer for Sensormatic Electronics Corporation. From April 1991 to November 1996, he was the Manager for Software Development for Advanced Promotion Technologies, Inc.

         CHRISTINE M. BROWN has served as our Director of Operations, and Secretary since November 1999 and of Original eDiets since July 1999. From February 1999 to July 1999, she was a financial consultant to Original eDiets. From March 1997 through June 1999 she was the Manager for Financial Reporting for Iron Mountain Records Management, Inc., a company engaged in the management of off-site record storage. From June 1995 to March 1997, she was the Director of Business Development of the Family Behavioral Center in Delray Beach, Florida. From March 1988 through April 1995, she was the Director of Operations for Advanced Promotion Technologies, Inc.

         ISAAC KIER has served as our President, Chief Executive Officer and Chairman of the Board since 1992 until November 1999. He was the President and Chief Executive Officer since 1981 and Chairman of the Board since 1987 of Lida, Inc., a predecessor company we acquired by merger in 1992. He was the Vice President of Lida, Inc. from 1978 to 1981. After the Acquisition, in November 1999, he serves as a member of our Board of Directors and a member of our Executive Committee. From April 1997, he has been a principal of First Americas Partners, LLC, a $50 million investment partnership focusing on investments in North and South America. From January 1998 to April 1998, he was interim Chairman of the Board of Directors of Premier Cruises. From 1987 to 1997, he also served as the Managing Partner of Dana Communications Limited, a non-wireline cellular licensee.

         MATTHEW A. GOHD has served as a member of our Board of Directors and a member of our Executive Committee since November 1999. Mr. Gohd has served as Managing Director, Capital Markets of Whale Securities Co., L.P., our Placement Agent, since 1989. Mr. Gohd is also a Director of OnStage Entertainment, Inc. a publicly-held company engaged in concert promotions.

         BRUCE YAFFE, M.D. has served as a member of our Board of Directors since November 1999. Dr. Yaffe is a prominent physician with a private practice in internal medicine in New York, New York. He has been a practicing physician since 1982. Dr. Yaffe is a consultant to BOARD ROOM REPORTS NEWSLETTER and BOTTOM LINE PERSONAL NEWSLETTER. He is also a member of the Editorial Board of ENVIRONMENTAL NUTRITION NEWSLETTER.

         JAMES M. MEYER has served as a member of our Board of Directors since December 1999. Although currently retired, Mr. Meyer was the Agency Manager of James M. Meyer Agency, a corporate planning and insurance agency he founded in 1967. The agency, which offered sales and services provided by The Equitable Company/AXA, grew into one of the top ten agencies in the insurance industry, with almost 400 employees.

         CARY S. FITCHEY has served as a member of our Board of Directors since December 1999. Since October 1999 Mr. Fitchey has been a managing partner of FG II Management Co., LLC., a venture capital firm primarily investing in business-to-business and high-tech companies. In addition, since June 1998 he has been the Managing Partner of British Pacific Partners, LLC which was formed in 1998 for investment consulting services in potential industry consolidating opportunities and a variety of advisory services to start-up organizations in turn-around situations. From June 1994 to June 1998 Mr. Fitchey was a partner with Dartford Partners, which invested in branded products concentrating on the food and beverage categories such as Duncan Hines, Mrs. Buttersworth, Lenders Bagels and others. From 1985 through 1993, Mr. Fitchey was Managing Director of Triad Partners, Ltd., an advisory and investment company.

         LEE S. ISGUR has served as a member of our Board of Directors since December 1999. Mr. Isgur has been the Managing Partner of Corporate Counselors, a research and investment banking consulting firm since 1997. From 1994 to 1997, he was Managing Director of Jeffries & Company, an investment banking firm. From 1991 to 1994, he was a partner at Volpe Welty Company, an investment banking firm. From 1977 to 1991, he was employed by Paine Webber, an investment banking firm, where he became a First Vice President. As an analyst and banker on Wall Street for over 30 years, Mr. Isgur has participated in numerous public and private offerings for both domestic and international companies over a broad array of consumer, entertainment and technology industries. Mr. Isgur is a director of Corporate Counselors and Toolz, Inc., publicly-held corporations.

         Directors hold their offices until the next annual meeting of our stockholders and until their successors have been duly elected and qualified or earlier resignation, removal from office or death. Our executive officers serve at the discretion of the Board of Directors. There are no family relationships among any of our directors or executive officers.

KEY EMPLOYEE

         DONNA M. DE CUNZO, R.D., L.D., age 32, has served as our Director of Nutrition Services since November 1999. She has served as the Director of Nutrition Services of Original eDiets since May 1996. From September 1995 to May 1996, she was the Director of Nutrition Services for Wellness Centers of America. From May 1994 to February 1995, she was the Director of Consumer Affairs for the Fleming Companies, a food wholesaler and from August 1993 to May 1994, she had a private nutrition counseling practice. Ms. De Cunzo is a registered dietitian, licensed by the State of Florida.

COMMITTEES OF THE BOARD

         We have established an Executive Committee which has all the authority that may be delegated to such a committee under Delaware corporation law. The Executive Committee is currently comprised of Messrs. Humble, Kier and Gohd. In addition, we also intend to establish audit and compensation committees, each consisting solely of independent directors.

DIRECTOR COMPENSATION

         Our directors do not currently receive any cash compensation from us for their services as members of the Board of Directors, although they are reimbursed for travel and lodging expenses in connection with attendance at Board and Committee meetings. Under our 1999 Stock Option Plan, non-employee directors are eligible to receive nondiscretionary automatic grants of vested options to purchase 25,000 shares of Common Stock per year at an exercise price equal to the market price of our Common Stock on the date of grant. Upon their appointment to the Board, each of the current Directors, except for Mr. Humble, received 25,000 vested options exercisable at $2.00 per share. In addition, Messrs. Humble, Gohd and Kier, the members of our Executive Committee, each received on the Initial Closing a one-time grant of options to purchase 100,000 shares of Common Stock at an exercise price of $2.00 per share. Please see "Stock Options".

EXECUTIVE COMPENSATION

         Isaac Kier, who served as our Chief Executive Officer until November 1999, did not receive any compensation for his services for the fiscal years ended December 31, 1996, 1997 and 1998. David R. Humble, our current Chief Executive Officer and the Chief Executive Officer of Original eDiets since its organization, has not received any compensation for his services to Original eDiets for the periods from the organization of Original eDiets in March 1996 through December 31, 1998. Neither Mr. Kier nor Mr. Humble received any stock option grants during the year ended December 31, 1998 from the Company, in the case of Mr. Kier, or from Original eDiets, in the case of Mr. Humble, and neither exercised any options during that year.

EMPLOYMENT AGREEMENTS

         In November 1999, we entered into a three-year employment agreement with Mr. Humble. He receives a base salary of $150,000 per year and a bonus to be determined by the Compensation Committee, based on income before taxes. The employment agreement contains a non-competition provision for the term of employment and two years thereafter and a non-disclosure provision.

         In November 1999, Robert T. Hamilton became our Chief Financial Officer. We pay Mr. Hamilton an annual base salary of $100,000. We also granted him 100,000 five-year stock options which vest in four semi-annual installments over a two year period and are exercisable at $2.00 per share. In addition, we agreed to grant him 15,000 additional options at the end of his first full year at an exercise price equal to the fair market value at that time, if he achieves agreed upon performance targets. While Mr. Hamilton does not have an employment agreement for a fixed term, we have agreed that if we chose to terminate his employment without cause, we shall provide him with four months of severance at his then current salary.

STOCK OPTIONS

         PLAN OPTIONS.

         Under our 1999 Stock Option Plan adopted in October 1999 (the "Plan"), 1,830,000 shares of Common Stock are reserved for issuance upon the exercise of stock options. The Plan provides for the grant of incentive stock options and non-statutory stock options.

Incentive stock options granted under the Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. Non-statutory stock options granted under the Plan are not intended to qualify as incentive stock options under the Code. The maximum term of options under the Plan will be ten years. The Plan is administered by our Compensation Committee. The Plan provides for the grant of discretionary options to key employees and non-employees. It also provides for nondiscretionary automatic options to be granted to members of the Board of Directors who receive 25,000 options on an annual basis at the fair market value at the date of grant. As of the date of this Prospectus, we have granted options under the Plan to purchase an aggregate of 731,500 shares, all exercisable at $2 a share.

         NON-PLAN OPTIONS.

         In connection with the Acquisition, we granted Isaac Kier vested options to acquire 32,500 shares of Common Stock at a purchase price of $1.425 per share. Under a stock option program adopted in May of 1996, Original eDiets granted stock options to several employees and consultants, including former employees and consultants. Under the program, an aggregate of 825,942 options were granted to 15 persons during the period from May 1996 through April 1999. All of the options are exercisable over a period of five or ten years at $.01 per share and vest in monthly installments over a period of 1 year from the date of grant. As of November 30, 1999, 769,120 options are vested. In addition, in July 1999, Original eDiets granted an aggregate of 159,993 additional options to a key employee exercisable over a period of ten years at a price of $2.00 per share. The options vest in monthly installments over a period of two years from the date of grant. All of the outstanding Original eDiets stock options were assumed by the Company in connection with the Acquisition.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         The Restated Certificate of Incorporation contains provisions eliminating the personal liability of a director to the Company and its stockholders for certain breaches of his or her fiduciary duty of care as a director. These provisions do not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Delaware Statutory provisions making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The provisions offer persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above), including grossly negligent business decisions made in connection with takeover proposals for the Company. As a result of this provision, the ability of the Company or a stockholder to successfully prosecute an action against the director for a breach of his duty of care has been limited. However, the provisions do not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the federal securities laws.

         The General Corporation Law of the State of Delaware permits indemnification of directors, officers and employees of corporations under certain conditions subject to certain limitations. Article Eighth of our Restated Certificate of Incorporation states that we shall indemnify and shall advance expenses on behalf of our officers, directors, employees and agents to the fullest extent permitted by the General Corporation Law. In addition, we are also a party to indemnification agreements with each of our directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information as of December 27, 1999 regarding beneficial ownership of our Common Stock by: (i) each person or entity known by us to own beneficially 5% or more of our outstanding Common Stock, (ii) each of our directors and (iii) all of our directors and executive officers as a group.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. The address for each listed director is: c/o eDiets.com, Inc., 3467 W. Hillsboro Boulevard, Suite 2, Deerfield Beach, Florida 33442. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The number of shares of Common Stock outstanding used in calculating the percentage for each listed person includes the shares of Common Stock underlying options or warrants held by such person that are exercisable within 60 days of December 27, 1999, but exclude shares of Common Stock underlying options or warrants held by any other person. The percentage of beneficial ownership is based on 12,645,315 shares of Common Stock outstanding as of December 27, 1999, before any consideration is given to outstanding options, warrants or convertible securities.

  Name and Address                     Number of Shares         Percent
of Beneficial Owners                  Beneficially Owned       of Class
----------------------------          ------------------       --------
David R. Humble                         7,905,065(1)             62.0%

FG II Management Co., LLC.,             1,350,000(2)            10.34%
20 Dayton  Avenue,
Greenwich, Connecticut 06430

Isaac Kier                                914,929(3)              7.1%

Matthew Gohd                              312,500(4)              2.0%

Dr. Bruce Yaffe                            25,000(6)                *

James M. Meyer                            100,000(5)                *

Cary S. Fitchey                            25,000(6)(7)             *

Lee S. Isgur                               25,000(6)

All directors  and  executive           9,467,777(8)             70.0%
officers as a group (10 persons)

*Less than 1%

(1)      Includes 100,000 shares issuable upon exercise of vested stock options.

(2) Includes 450,000 shares issuable upon the exercise of Warrants issued in the Private Placement.

(3) Includes: (a) 157,500 shares issuable upon exercise of vested stock options; (b) 62,500 shares issuable upon exercise of Warrants issued in Private Placement; and (c) 125,000 shares and 62,500 shares issuable upon the exercise of Warrants issued in the Private Placement to Coqui Capital Partners, L.P., of which Mr. Kier is the general partner. Mr. Kier disclaims beneficial ownership of shares held by Coqui Capital Partners, L.P. except for his proportional interest therein.

(4) Includes: (a) 125,000 shares issuable upon exercise of vested stock options; and (b) 62,500 shares issuable upon the exercise of Warrants issued in the Private Placement. Does not include 25,000 shares and 12,500 shares issuable upon the exercise of Warrants issued in the Private Placement to Porpoise Investors I, L.P. Mr. Gohd is the President of the general partner of the general partner of Porpoise Investors I, L.P. and disclaims beneficial ownership of these shares.

(5) Includes: (a) 25,000 shares issuable upon the exercise of vested stock options; and (b) 25,000 shares issuable upon the exercise of Warrants issued in the Private Placement.

(6)      Represents shares issuable upon the exercise of vested stock options.

(7) Does not include 900,000 shares and 450,000 shares issuable upon the exercise of Warrants held by FG II Management Co., LLC., of which Mr. Fitchey is a managing partner.

(8) Includes an aggregate of 130,283 additional shares issuable upon exercise of stock options that are vested or exercisable within 60 days held by two executive officers.

                              CERTAIN TRANSACTIONS

LOAN BY STOCKHOLDER

         The start up development costs of Original eDiets was funded through loans advanced to Original eDiets by David R. Humble, our Chairman of the Board and Chief Executive Officer, in the period from the organization of Original eDiets in March 1996 through 1998. A portion of the loans were repaid to Mr. Humble in 1998 and 1999. As of September 30, 1999, the balance of the loans was $56,082. In connection with the closing of the Acquisition, Mr. Humble agreed to forgive the loans, which have been treated as an additional equity investment.

PATENT LICENSE

         Mr. Humble has filed a patent application covering the means of using the Internet to provide an interactive link in a store between consumers and the manufacturers and retailers that market the consumers for the purpose of providing sales and marketing information and measuring the response of the consumers to the sales and marketing information. He has granted us an exclusive royalty-free perpetual license to utilize the aspects of the invention and improvements under the patent, if a patent is issued, as it relates to our Internet marketing program.

BANK LINE

         We have a bank credit line in the amount of $150,000. Mr. Humble has personally guaranteed the credit line and has secured the line with a pledge of a certificate of deposit in the sum of $150,000. As of the date of this Prospectus, no amounts have been borrowed by us under the credit line.

                            SELLING SECURITY HOLDERS

         The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock and Warrants by the Selling Security Holders as of December 27, 1999, and the number of shares of Common Stock and Warrants covered by this Prospectus. None of the Selling Security Holders has, or within the past three years has had, any position, office or other material relationship with us, except as noted below. Except as specifically set forth below, following the Offering, and assuming all of the Common Stock offered by the Selling Stockholders has been sold, none of the Selling Security Holders will beneficially own 1% or more of the Common Stock.

                                                                                                                   Beneficial
                                                                                                                   Ownership
                                                                                             Number of              of Shares
                                              Number of Shares                            Warrants Owned              After
                                             Beneficially Owned                            Prior to the             Offering
Name of                                        Prior to the        Number of Shares        Offering and      --------------------
Selling Security Holder                         Offering (1)         Being Offered         Being Offered       Number      Percent
-----------------------                        ------------         -------------          -------------     --------     --------
David R. Humble (2)                             7,905,065              1,100,000                       0    6,805,065      53.8

Issac Kier (3)                                    914,929                320,000                  62,500      594,929       4.7

Matthew Gohd (4)                                  312,500                287,500                  62,500       25,000(3)

Whale Securities Co., L.P. (5)                    790,625                790,625                 640,625          -0-

Murray & Renee Silverstein (6) (7)                 18,750                 18,750                   6,250          -0-

Chet & Denise Gohd (6) (7)                         18,750                 18,750                   6,250          -0-

Dr. Gabriel Golan (6) (7)                          37,500                 37,500                  12,500          -0-

Robert Horwitz  (6) (7)                            75,000                 75,000                  25,000          -0-

Ricardo Koenigsberger (6) (7)                      18,750                 18,750                   6,250          -0-

Robert A. Farmer (6) (7)                           37,500                 37,500                  12,500          -0-

Raz Alon (6) (7)                                   37,500                 37,500                  12,500          -0-

Howard Park & June Y. Park (6) (7)                 37,500                 37,500                  12,500          -0-

Ralph Kier (6) (7) (8)                            115,760                 37,500                  12,500       78,260

Ilene Robbins (6) (7)                              18,750                 18,750                   6,250          -0-

Jeffrey Davidson (6) (7) (9)                      155,000                 75,000                  25,000       80,000

Edmondo Schwartz (6) (7)                           37,500                 37,500                  12,500          -0-

James Meyer (6) (7)  (10)                         100,000                 75,000                  25,000       25,000

David E. Farber (6) (7)                            18,750                 18,750                   6,250          -0-

Michael & Lynn Steinberg (6) (7)                   37,500                 37,500                  12,500          -0-

Roger N. Gladstone (6) (7)                         37,500                 37,500                  12,500          -0-

Mark Siegel (6) (7)                                18,750                 18,750                   6,250          -0-

James A. Quella (6) (7)                            56,250                 56,250                  18,750          -0-

Lawrence S. Coben (6) (7)                          37,500                 37,500                  12,500          -0-
                                       46

Moshe Bamberger (6) (7)                            37,500                 37,500                  12,500          -0-

Ronald Rotter (6) (7)                              18,750                 18,750                   6,250          -0-

Elliott Broidy, IRA (6) (7)                       300,000                300,000                 100,000          -0-

Gross Foundation, Inc. (6) (7)                    150,000                150,000                  50,000          -0-

Ellis Enterprises (6) (7)                          75,000                 75,000                  25,000          -0-

Marvin Weissman (6) (7)                           18, 750                 18,750                   6,250          -0-

David Weiss (6) (7)                                28,125                 28,125                   9,375          -0-

BNY Clearing Services LLC Cus FBO William         187,500                187,500                  62,500          -0-
G. Walters, IRA  (5) (6) (7)

Martin Chopp (6) (7)                               75,000                 75,000                  25,000          -0-

Shimshon Mandel (6) (7)                            37,500                 37,500                  12,500          -0-

Talbiya B. Investments, Ltd. (6) (7)               37,500                 37,500                  12,500          -0-

Nesher, Ltd. (6) (7)                               37,500                 37,500                  12,500          -0-

Balmore Funds, S.A. (6) (7)                       375,000                375,000                 125,000          -0-

Coqui Capital Partners, L.P.(3) (6) (7)           187,500                187,500                  62,500          -0-

Jay T. Snyder (6) (7)                              18,750                 18,750                   6,250          -0-

John F. Cappiello (6) (7)                          37,500                 37,500                  12,500          -0-

Overdrive Capital Corporation (6) (7)              75,000                 75,000                  25,000          -0-

John Pappajohn (6) (7)                             75,000                 75,000                  25,000          -0-

Peter S. Knight (6) (7)                            37,500                 37,500                  12,500          -0-

Lawrence W. Ruvo Living Trust (6) (7)              37,500                 37,500                  12,500          -0-

Vulcan Properties, Inc. (6) (7)                    56,250                 56,250                  18,750          -0-

Mark Green (6) (7)                                 37,500                 37,500                  12,500          -0-

Porpoise Investors I, L.P. (4) (6) (7)             37,500                 37,500                  12,500          -0-

Magellan Acq. & Investment Co. (6) (7)             75,000                 75,000                  25,000          -0-

FG II Management Co., Inc. (6) (7)              1,350,000              1,350,000                 450,000          -0-

Fred & Wendy Ordower (6) (7)                       18,750                 18,750                   6,250          -0-

Sherleig Assoc., Inc. Profit Sharing,             225,000                225,000                  75,000          -0-
Jack Silver, Trustee  (6) (7)

Leopard Agressive Fund (6) (7)                     75,000                 75,000                  25,000          -0-

Lewis Mitchell                                     37,500                 37,500                  12,500          -0-

Zakeni Limited                                    112,500                112,500                  37,500          -0-

David F. Chazen                                    75,000                 75,000                  25,000          -0-

Harry Mittelman                                    18,750                 18,750                   6,250          -0-

Fred and Wendy Ordower                             18,750                 18,750                   6,250          -0-

Peter Vita                                         37,500                 37,500                  12,500          -0-

Robert Kaplan                                      18,750                 18,750                   6,250          -0-

                                       47

Allison Koffman                                    18,750                 18,750                   6,250          -0-

PC Consulting, Inc.                                37,500                 37,500                  12,500          -0-

Akhil Gupta                                        75,000                 75,000                  25,000          -0-

Jonathan D. Eilian                                 75,000                 75,000                  25,000          -0-

Barry S. Sternlicht                                37,500                 37,500                  12,500          -0-

Robert Torricelli                                  18,750                 18,750                   6,250          -0-

Ira Greenspan                                      18,750                 18,750                   6,250          -0-

Eugene Minsky                                      18,750                 18,750                   6,250          -0-

DiMassimo Brand Advertising, Inc. (11)             27,500                 27,500                     -0-          -0-

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities, and includes any shares of Common Stock which a person has the right to acquire within 60 days of December 27, 1999.

(2) David R. Humble has served as our Chairman of the Board and Chief Executive Officer since November 1999 and was the Chairman of the Board, President and Chief Executive Officer of Original eDiets since March 1996. The number of shares he currently owns and the number he is offering under this Prospectus includes 100,000 shares issuable upon exercise of vested stock options.

(3) Isaac Kier is a director of our Company. He served as our President, Chief Executive Officer and Chairman of the Board from 1992 until November 1999. The shares he currently owns and the shares he is offering under this Prospectus include 132,500 shares issuable upon exercise of vested stock options and 62,500 issuable upon exercise of Warrants he acquired in the Private Placement. Included in the shares he currently owns are 125,000 shares and 62,500 shares issuable upon the exercise of Warrants issued in the Private Placement to Coqui Capital Partners, L.P., of which Mr. Kier is the general partner. These shares are being offered under this Prospectus by Coqui Capital Partners, L.P. Mr. Kier disclaims beneficial ownership of these shares, except for his proportional interest in Coqui Capital Partners, L.P.

(4) Matthew Gohd has been a director of the Company since November 1999. The shares he owns and those to be offered under this Prospectus include: (a) 100,000 shares issuable upon exercise of vested stock options; and (b) 62,500 shares issuable upon the exercise of Warrants he acquired in the Private Placement. Mr. Gohd is the President of the general partner of the general partner of Porpoise Investors I, L.P.

(5) Whale Securities Co., L.P. was the Placement Agent of our Private Placement. The shares owned by the Placement Agent include 641,878 shares of Common Stock that may be acquired pursuant to warrants issued to the Placement Agent in connection with the Private Placement. William G. Walters is the Chairman of Whale Securities Co., L.P.

(6) Of the shares of Common Stock beneficially owned, two-thirds represent shares of Common Stock owned and one-third represents shares of Common Stock that may be immediately acquired pursuant to Warrants.

(7) In the event that this Registration Statement has not become effective and our Common Stock listed on the Nasdaq SmallCap Market by April 17, 2000, each of these investors shall be issued shares of our Common Stock in an amount equal to one-half of the number of shares issuable upon exercise of the Warrants (the "Penalty Shares"). The Penalty Shares are not included in the number of shares beneficially owned prior to the Offering, the number of shares being offered and the beneficial ownership after the Offering. If and when the Penalty Shares are issued, they will be deemed included as shares offered under this Prospectus.

(8) Ralph Kier served as a Director and Secretary of our Company from its organization in 1992 until November 1999.

(9) Jeffrey Davidson has served as a consultant to our Company since November 1999. The shares currently owned by Mr. Davidson include 80,000 shares issuable upon the exercise of stock options that are vested or may vest within sixty days of December 27, 1999.

(10)     James Meyer became a Director of our Company in December 1999.

(11) DiMassimo Brand Advertising, Inc. serves as our advertising agency pursuant to an Agreement dated as of November 15, 1999. Under this Agreement, we issued 82,500 warrants to the agency which vest in equal monthly installments of 6,875 over a period of twelve months from November 15, 1999. The shares currently beneficially owned prior to the offering and number of shares being offered represent those warrants that are vested or may vest within sixty days of December 27, 1999. The number of shares beneficially owned, and being offered under this Prospectus, will include all the shares underlying the warrants, up to 82,500, that are vested as of or within sixty days of the date this Registration Statement becomes effective.

                              PLAN OF DISTRIBUTION

         The Selling Security Holders have advised us that they may offer the shares of Common Stock and Warrants registered under this Prospectus to purchasers from time to time:

o in transactions on the Nasdaq SmallCap Market System or in any other market on which the Common Stock and Warrants may be quoted, in negotiated transactions, or by a combination of these methods;

o at fixed prices that may be changed; at market prices prevailing at the time of the resale;

o        at prices related to such market prices; or

o        at negotiated prices.

At the date of this Prospectus, the Selling Security Holders have not entered into any underwriting arrangements. The Selling Security Holders may sell the shares and Warrants registered under this Prospectus to or through:

o        ordinary brokers' transactions;

o        transactions involving cross or block trades;

o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus;

o "at the market" to or through market makers or into an existing market for our Common Stock and Warrants;

o in other ways not involving market makers or established trading markets, including direct sales to purchasers;

o through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

o        in privately negotiated transactions;

o        to cover short sales; or

o         any combination of the foregoing.

         From time to time, one or more of the Selling Security Holders may pledge, hypothecate or grant a security interest in some or all of the shares of Common Stock registered under this Prospectus owned by them, and the pledgees, secured parties or persons to whom such shares have been hypothecated shall, upon foreclosure in the event of default, be deemed to be Selling Security Holders under this Prospectus. The number of shares of Common Stock registered under this Prospectus and beneficially owned by those Selling Security Holders who so transfer, pledge, donate or assign those shares will decrease as and when they take such actions. The plan of distribution for shares sold under this Prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Security Holders under this Prospectus. In addition, a Selling Security Holder may, from time to time, sell short shares of Common Stock. In such instances, this Prospectus may be delivered in connection with such short sales and the shares of Common Stock offered hereby may be used to cover such short sales.

         A Selling Security Holder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with that Selling Security Holder, including, without limitation, in connection with distributions of the Common Stock by the broker-dealers. A Selling Security Holder also may enter into option or other transactions with broker-dealers that involve the delivery of the shares of Common Stock registered under this Prospectus to the broker-dealers, who then may resell or otherwise transfer these shares. A Selling Security Holder also may loan or pledge the shares of Common Stock registered under this Prospectus to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default may sell or otherwise transfer the pledged shares.

         Selling Security Holders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

         Brokers, dealers, underwriters or agents participating in the distribution of the shares of Common Stock or Warrants registered under this Prospectus as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Security Holders and/or purchasers of the Common Stock or Warrants for whom the broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The Selling Security Holders and any broker-dealers who act in connection with the sale of the shares of Common Stock or Warrants under this Prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions they receive and proceeds of any sale of the shares of Common Stock or Warrants may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Neither we nor any of the Selling Security Holders can presently estimate the amount of this compensation. We know of no existing arrangements between any of the Selling Security Holders, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of Common Stock or Warrants registered under this Prospectus.

         We will pay substantially all of the expenses relating to the registration, offer and sale of the shares of Common Stock or Warrants registered under this Prospectus to the public other than commissions or discounts of underwriters, broker-dealers or agents. We also have agreed to indemnify the Selling Security Holders and certain related persons against any losses, claims, damages or liabilities under the Securities Act of 1933 or otherwise that arise out of, or are based upon, any untrue or alleged untrue statement of a material fact or the omission or alleged omission in stating a material fact under this Registration Statement or Prospectus. To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the SEC, this indemnification is against the public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable.

         The following Selling Security Holders have agreed with the Placement Agent that they will not sell or otherwise dispose of any of their Shares without the written consent of the Placement Agent until at least April 17, 2000:

o         David R. Humble
o         Isaac Kier
o         Matthew Gohd
o         William G. Walters

                            DESCRIPTION OF SECURITIES

CAPITAL STOCK

         We are authorized to issue 21,000,000 shares of capital stock, comprised of 20,000,000 shares of Common Stock, $.001 par value, and 1,000,000 shares of preferred stock, $.001 par value. As of December 27, 1999, there were 12,645,315 shares of Common Stock outstanding and no shares of preferred stock outstanding.

         COMMON STOCK

         Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to this stock. All shares of Common Stock are entitled to share equally in dividends from sources legally available when, as and if declared by the Board of Directors and upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in our assets available for distribution to stockholders.

         PREFERRED STOCK

         The Board of Directors, without further approval of the stockholders, is authorized to provide for the issuance of shares of preferred stock in one or more series and to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation rights and other rights and restrictions relating to any such series. The issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our other securities and may, under certain circumstances, have the effect of deterring hostile takeovers or delaying changes in control of our management.

WARRANTS

         In connection with our Private Placement, we issued 1,815,625 Warrants to investors in the Offering. The Warrants may be exercised at any time during a period of three years ending on November 17, 2002. Each Warrant entitles the holder to purchase one share of Common Stock at a price of $2.50 per share, subject to adjustment in certain circumstances. The Warrants may be redeemed by the Company on 30 days' prior written notice (the "Notice Period") in the event that (a) the closing sale price of the Common Stock on the Nasdaq SmallCap Market on all 20 trading days ending on the third trading day prior to the date on which the Company gives notice of redemption (the "Call Date") has been at least 200% of the then-effective exercise price of the Warrants (currently $5.00 per share), and (b) the Warrant shares are publicly tradable pursuant to a registration statement filed with and declared effective by the SEC.

         Pursuant to our Placement Agent Agreement with Whale Securities Co., L.P., we issued a total of 640,625 warrants to the Placement Agent. These warrants are exercisable at any time until November 17, 2004 at a price of $2.50 per share, subject to adjustment under certain circumstances. The Placement Agent warrants are not redeemable. We have agreed with the Placement Agent that immediately prior to the listing of the warrants on the Nasdaq SmallCap Market, a securities exchange or the OTC Bulletin Board, we shall offer the holders of the Placement Agent Warrants the option to exchange these warrants for an equal number of Warrants which will be listed with the Warrants.

DELAWARE ANTI-TAKEOVER LAW

         Provisions of Delaware law could make our acquisition by a third-party and the removal of our incumbent officers and directors more difficult. We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

o the Board of Directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

o upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

o on or subsequent to such date the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders.

TRANSFER AGENT

         The transfer agent is Continental Stock Transfer Trust Company, Two Broadway, New York, New York 10004.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock and Warrants offered by Selling Security Holders will passed upon by the law firm of Nason, Yeager, Gerson, White & Lioce, P.A., West Palm Beach, Florida.

                                     EXPERTS

         Ernst & Young LLP, independent certified public accountants, have audited the financial statements of eDiets.com, Inc. at December 31, 1997 and 1998, and for each of the two years in the period ended December 31, 1998, and the financial statements of Olas, Inc. at December 31, 1997 and 1998, and for each of the two years in the period ended December 31, 1998, as set forth in their reports. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a Registration Statement containing this Prospectus and encompassing any amendments thereto on Form SB-2 pursuant to the Securities Act with respect to the common stock and warrants being offered in this offering. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which are omitted as permitted by SEC rules and regulations. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to any contract, agreement or other document filed as an exhibit to the Registration Statement, please refer to the exhibit for a more complete description of the matter involved, and each statement shall be deemed qualified in its entirety by reference to the Registration Statement and to the financial statements, schedules and exhibits filed as a part thereof.

         The Registration Statement filed by us with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Regional Offices at the SEC located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of those filings can be obtained from the SEC's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and may also be obtained from the website that the SEC maintains at http://www.sec.gov. You may also call the SEC at 1-800-SEC-0330 for more information.

         As of the date of this Prospectus, we will become subject to the reporting requirements of the Exchange Act and, in accordance therewith, will file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission set forth above, and copies of these materials can be obtained from the Commission's Public Reference Section at prescribed rates. We intend to furnish our stockholders with annual reports containing audited financial statements and any other periodic reports we deem appropriate or as may be required by law.

                          Index to Financial Statements

EDIETS.COM, INC. (F/K/A SELF/HELP TECHNOLOGIES, INC.)
Report of Independent Certified Public Accountants...........................F-2
Balance Sheets as of December 31, 1997 and 1998
   and September 30, 1999 (Unaudited)........................................F-3
Statements of Operations for the two years ended
   December 31, 1998 and for the nine months ended
   September 30, 1998 and 1999 (Unaudited)...................................F-4
Statements of Capital Deficiency for the two years
   ended December 31, 1998 and for the nine months
   ended September 30, 1999 (Unaudited)......................................F-5
Statements of Cash Flows for the two years ended
   December 31, 1998 and for the nine months ended
   September 30, 1998 and 1999 (Unaudited)...................................F-6
Notes to Financial Statements................................................F-7

OLAS, INC.
Report of Independent Certified Public Accountants..........................F-17
Balance Sheets as of December 31, 1997 and 1998
   and September 30, 1999 (Unaudited).......................................F-18
Statements of Operations and Accumulated Deficit for the two years ended December 31, 1998 and for the nine months ended
   September 30, 1998 and 1999 (Unaudited)..................................F-19
Statements of Cash Flows for the two years ended
   December 31, 1998 and for the nine months ended
   September 30, 1998 and 1999 (Unaudited)..................................F-20
Notes to Financial Statements...............................................F-21

EDIETS.COM, INC. (F/K/A SELF/HELP TECHNOLOGIES, INC.)
PRO FORMA CONDENSED FINANCIAL STATEMENTS (UNAUDITED) .......................F-27
Pro forma Condensed Balance Sheet as of September 30, 1999..................F-28
Pro forma Condensed Statement of Operations for the
   nine months ended September 30, 1999.....................................F-29
Pro forma Condensed Statement of Operations for the
   year ended December 31, 1998.............................................F-31

               Report of Independent Certified Public Accountants

Board of Directors
eDiets.com, Inc.
   (f/k/a Self/Help Technologies, Inc.)

We have audited the accompanying balance sheets of eDiets.com, Inc. (f/k/a Self/Help Technologies, Inc.) (the Company) as of December 31, 1997 and 1998, and the related statements of operations, capital deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of eDiets.com, Inc. (f/k/a Self/Help Technologies, Inc.) at December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                         /s/Ernst & Young LLP

West Palm Beach, Florida
July 30, 1999, except for
  the third paragraph of Note 8,
  as to which the date is
  November 17, 1999.

                                eDiets.com, Inc.
                      (f/k/a Self/Help Technologies, Inc.)

                                 Balance Sheets

                                                                       DECEMBER 31,                SEPTEMBER 30,
                                                                   1997             1998                1999
                                                            ------------------------------------ -------------------
                                                                                                     (UNAUDITED)
ASSETS
Current assets:
   Cash and cash equivalents                                     $   4,997         $  44,164          $ 157,728
    Accounts receivable                                             10,244            18,547             55,688
    Other current assets                                               957             4,288             30,265
                                                            ------------------------------------ -------------------
Total current assets                                                16,198            66,999            243,681

Restricted cash                                                     10,335            16,998             16,998
Property and equipment, net                                        108,536           149,262            154,443
Deferred offering costs                                                  -                 -            256,230
                                                            ------------------------------------ -------------------
                       Total assets                              $ 135,069         $ 233,259          $ 671,352
                                                            ==================================== ===================

LIABILITIES AND CAPITAL DEFICIENCY
Current liabilities:
   Accounts payable                                              $  82,610         $ 151,322          $ 420,001
   Accrued liabilities                                               7,489            72,617             10,599
   Deferred revenue                                                 42,744           447,747            269,185
                                                            ------------------------------------ -------------------
Total current liabilities                                          132,843           671,686            699,785

Due to shareholder                                                 217,335           163,300             56,082

Commitments

Capital deficiency:
   Common stock, $.001 par value--10,000,000 shares
     authorized, 6,215,733 shares issued and outstanding             6,216             6,216              6,216
   Additional paid-in capital                                       52,495           117,575            213,696
   Unearned compensation                                            (2,848)          (54,896)           (24,363)
   Accumulated deficit                                            (270,972)         (670,622)          (280,064)
                                                            ------------------------------------ -------------------
Net capital deficiency                                            (215,109)         (601,727)           (84,515)
                                                            ------------------------------------ -------------------
Total liabilities and capital deficiency                          $135,069          $233,259           $671,352
                                                            ==================================== ===================

SEE ACCOMPANYING NOTES.

                                eDiets.com, Inc.
                      (f/k/a Self/Help Technologies, Inc.)

                            Statements of Operations

                                                 YEAR ENDED DECEMBER 31,          NINE MONTHS ENDED SEPTEMBER 30,
                                                 1997              1998               1998              1999
                                           ------------------------------------ -------------------------------------
                                                                                            (UNAUDITED)
Revenues                                       $  247,795        $  477,626         $  254,973        $1,922,347

Costs and expenses:
   Cost of revenues                                23,098            75,551             37,839           160,915
   Sales and marketing                            148,621           435,491            185,936           613,774
   General and administrative                     134,936           304,427            255,399           692,623
   Depreciation and amortization                   37,559            61,807             46,000            64,477
                                           ------------------------------------ -------------------------------------
Total costs and expenses                          344,214           877,276            525,174         1,531,789
                                           ------------------------------------ -------------------------------------
Net (loss) income                               $ (96,419)       $ (399,650)        $ (270,201)       $  390,558
                                           ==================================== =====================================
(Loss) earnings per common share -
   basic and diluted                            $   (0.02)       $    (0.06)        $    (0.04)       $     0.06
                                           ==================================== =====================================
Weighted average number of common shares
   outstanding:
     Basic                                      6,215,733         6,215,733          6,215,733         6,215,733
                                           ==================================== =====================================
     Diluted                                    6,215,733         6,215,733          6,215,733         6,897,938
                                           ==================================== =====================================

SEE ACCOMPANYING NOTES.

                                eDiets.com, Inc.
                      (f/k/a Self/Help Technologies, Inc.)

                        Statements of Capital Deficiency


                                             COMMON STOCK         ADDITIONAL                                 NET
                                       --------------------------  PAID-IN       UNEARNED   ACCUMULATED    CAPITAL
                                          SHARES      AMOUNT       CAPITAL     COMPENSATION   DEFICIT     DEFICIENCY
                                       --------------------------------------------------------------------------------

Balance at January 1, 1997               6,215,733     $6,216     $  49,184   $    (7,472)   $(174,553)   $(126,625)
   Stock options granted                         -          -         5,400        (5,400)           -            -
   Stock options vested or forfeited             -          -        (2,089)       10,024            -        7,935
   Net loss                                      -          -             -             -      (96,419)     (96,419)
                                       --------------------------------------------------------------------------------
Balance at December 31, 1997             6,215,733      6,216        52,495        (2,848)    (270,972)    (215,109)
   Stock options granted                         -          -        66,700       (66,700)           -            -
   Stock options vested or forfeited             -          -        (1,620)       14,652            -       13,032
   Net loss                                      -          -             -             -     (399,650)    (399,650)
                                       --------------------------------------------------------------------------------
Balance at December 31, 1998             6,215,733      6,216       117,575       (54,896)    (670,622)    (601,727)
   Stock options granted (unaudited)             -          -        96,121       (96,121)           -            -
   Stock options vested (unaudited)              -          -             -       126,654            -      126,654
   Net income (unaudited)                        -          -             -             -      390,558      390,558
                                       --------------------------------------------------------------------------------
Balance at September 30, 1999
   (unaudited)                           6,215,733     $6,216      $213,696      $(24,363)   $(280,064)    $(84,515)
                                       ================================================================================

SEE ACCOMPANYING NOTES.

                                eDiets.com, Inc.
                      (f/k/a Self/Help Technologies, Inc.)

                            Statements of Cash Flows

                                                  YEAR ENDED DECEMBER 31,           NINE MONTHS ENDED SEPTEMBER 30,
                                                   1997              1998               1998              1999
                                            ---------------------------------------------------------------------------
                                                                                              (UNAUDITED)
OPERATING ACTIVITIES
Net (loss) income                                 $(96,419)         $(399,650)        $(270,201)         $ 390,558
   Adjustments to reconcile net (loss)
     income to net cash provided by
     operating activities:
       Depreciation and amortization                37,559             61,807            46,000             64,477
       Non-cash compensation                         7,935             13,032             1,229            126,654
       Changes in operating assets and
         liabilities:
           Accounts receivable                      (9,906)            (8,303)           10,244            (37,141)
           Other current assets                          -             (3,331)           (1,886)           (25,977)
           Restricted cash                         (10,335)            (6,663)           (6,663)                 -
           Accounts payable and accrued
              liabilities                           42,136            133,840           (35,212)           206,661
           Deferred revenue                         42,406            405,003           292,876           (178,562)
                                            ---------------------------------------------------------------------------
Net cash provided by operating activities           13,376            195,735            36,387            546,670

INVESTING ACTIVITY
Purchases of property and equipment                (83,750)          (102,533)          (62,705)           (69,658)
                                           ---------------------------------------------------------------------------
Net cash used in investing activity                (83,750)          (102,533)          (62,705)           (69,658)

FINANCING ACTIVITIES
Borrowings from (repayments to)
   shareholder, net                                 70,784            (54,035)           57,199           (107,218)
Payment of financing costs                               -                  -                 -           (256,230)
                                            ---------------------------------------------------------------------------
Net cash provided by (used in) financing
   activities                                       70,784            (54,035)           57,199           (363,448)
                                            ---------------------------------------------------------------------------
Increase in cash and cash equivalents                  410             39,167            30,881            113,564
Cash and cash equivalents at beginning
   of period                                         4,587              4,997             4,997             44,164
                                            ---------------------------------------------------------------------------
Cash and cash equivalents at end of period       $   4,997         $   44,164        $   35,878        $   157,728
                                            ===========================================================================

SEE ACCOMPANYING NOTES.

                                 eDiets.com, Inc.
                      (f/k/a Self/Help Technologies, Inc.)

                          Notes to Financial Statements

                                December 31, 1998
                (INFORMATION PERTAINING TO THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION

eDiets.com, Inc. (f/k/a Self/Help Technologies) (the Company) was incorporated in the State of Delaware on March 18, 1996 for the purpose of developing and marketing an Internet-based diet and nutrition program. In addition to a personalized and regularly updated plan, subscribers to the Company's program can also purchase related items and attend online motivational meetings. The Company markets its program primarily through advertising and other promotional arrangements on the World Wide Web.

On February 23, 1999, the Company's name was changed from Self/Help Technologies, Inc. to eDiets.com, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

RESTRICTED CASH

Restricted cash on the accompanying balance sheet consists of funds held by a financial institution as collateral for chargebacks related to credit card transactions.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which is approximately three years for equipment and computer hardware and software, including internal use software, and approximately seven years for furniture and fixtures.

                                eDiets.com, Inc.
                      (f/k/a Self/Help Technologies, Inc.)

                          Notes to Financial Statements

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In March 1998, the AICPA issued Statement of Position (SOP) 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED FOR OR OBTAINED FOR INTERNAL USE. The SOP, which was adopted by the Company as of its inception, requires capitalization of certain costs incurred in connection with developing or obtaining internal use software. Costs capitalized pursuant to SOP 98-1 are included in property and equipment in the accompanying balance sheet.

DEFERRED OFFERING COSTS

Deferred offering costs are costs incurred in connection with the reverse merger transaction and private placement financing described in Note 8.

REVENUE RECOGNITION

Revenues from customer subscriptions to the Company's program and paid in advance are deferred and recognized on a straight-line basis over the period of the subscription.

STOCK-BASED COMPENSATION

SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, defines a fair value method of accounting for issuance of stock options and other equity investments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Pursuant to SFAS No. 123, companies are encouraged, but not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, but are required to disclose in a note to the financial statements pro forma net income amounts as if the Company had applied the new method of accounting.

                                eDiets.com, Inc.
                      (f/k/a Self/Help Technologies, Inc.)

                          Notes to Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company accounts for employee stock-based compensation under APB No. 25 and has complied with the disclosure requirements of SFAS No. 123.

LONG-LIVED ASSETS

The Company accounts for long-lived assets pursuant to SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, which requires impairment losses to be recorded on long-lived assets used in operations when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management reviews long-lived assets and the related intangible assets for impairment whenever events or changes in circumstances indicate the assets may be impaired. An impairment loss is recorded when the net book value of the assets exceeds their fair value, as measured by projected undiscounted future cash flows.

INCOME TAXES

The Company accounts for income taxes under SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

ADVERTISING EXPENSE

The Company expenses advertising costs as incurred. Advertising expenses incurred for the years ended December 31, 1997 and 1998 totaled approximately $140,000 and $435,000, respectively.

Production costs, which benefit periods within the fiscal year beyond the interim period in which the expenditure is made, are capitalized and amortized over the interim periods benefited. At September 30, 1999, production costs totaling approximately $20,000 were reported as prepaid expenses.

                                eDiets.com, Inc.
                      (f/k/a Self/Help Technologies, Inc.)

                          Notes to Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

EARNINGS (LOSS) PER COMMON SHARE

Basic earnings (loss) per common share is calculated based on the weighted average number of common shares outstanding during the period. Common equivalents outstanding have not been included in the computation of diluted loss per share for the years ended December 31, 1997 and 1998 and for the nine months ended September 30, 1998 as their effect is anti-dilutive. Diluted earnings per common share for the nine months ended September 30, 1999 reflects the weighted-average effect of 682,205 common equivalent shares outstanding during the period. Earnings (loss) per common share in the accompanying statements of operations have been retroactively adjusted to reflect the stock-split described in Note 6.

CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents in banks and accounts receivable from credit card transaction processing companies. The credit risk associated with cash and cash equivalents is considered low due to the credit quality of the financial institutions.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions. Actual results could differ from these estimates.

                                eDiets.com, Inc.
                      (f/k/a Self/Help Technologies, Inc.)

                          Notes to Financial Statements

3. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                               DECEMBER 31,                SEPTEMBER 30,
                                                          1997              1998               1999
                                                   ---------------------------------------------------------
                                                                                            (UNAUDITED)
         Furniture and fixtures                        $    4,859         $    4,859         $    6,627
         Office and computer equipment                     51,244             90,989            158,879
         Software                                          93,248            156,036            156,036
                                                   ---------------------------------------------------------
                                                          149,351            251,884            321,542
         Less accumulated depreciation
            and amortization                              (40,815)          (102,622)          (167,099)
                                                   =========================================================
                                                         $108,536           $149,262           $154,443
                                                   =========================================================

Software includes approximately $90,000 and $153,000 of costs associated with internal-use software projects which have been capitalized pursuant to SOP 98-1 as of December 31, 1997 and 1998, respectively.

4. DUE TO SHAREHOLDER

Amounts due to shareholder represent expenditures paid and amounts advanced by the Company's shareholder to finance the operations of the Company in its start-up phase. The obligation is non-interest bearing and does not have a fixed or determinable due date. The shareholder has entered into an agreement providing for the conversion of the obligation to equity contingent upon the completion of the reverse merger transaction described in Note 8. In addition, the shareholder has agreed to not demand repayment of the obligations prior to January 1, 2000. Thus, the related amounts have been classified as a long-term liability in the accompanying balance sheets.

                                eDiets.com, Inc.
                      (f/k/a Self/Help Technologies, Inc.)

                          Notes to Financial Statements

5. INCOME TAXES

The significant components of the Company's net deferred income taxes are as follows:

                                                                                  DECEMBER 31,
                                                                             1997              1998
                                                                       ------------------------------------

         Deferred tax assets:
            Deferred compensation                                           $    5,969       $   10,873
            Start-up and organizational costs                                   28,758           19,909
            Net operating loss carryforwards                                    90,507          242,915
                                                                       ------------------------------------
                                                                               125,234          273,697
         Valuation allowance                                                   (98,729)        (238,265)
                                                                       ------------------------------------
         Total deferred tax assets                                              26,505           35,432
         Deferred tax liabilities:
            Internally-developed software                                      (25,570)         (34,394)
            Other fixed assets                                                    (935)          (1,038)
                                                                       ------------------------------------
         Net deferred income taxes                                          $        -       $        -
                                                                       ====================================

The Company has incurred net losses since inception. At December 31, 1998, the Company had approximately $646,000 in net operating loss carryforwards for U.S. federal income tax purposes that expire in various amounts through 2018. Realization of the resulting deferred tax assets, and the Company's other net deferred tax assets, is not reasonably assured; therefore, they are fully reserved with a valuation allowance.

The change in the valuation allowance for the years ended December 31, 1997 and 1998 was an increase of approximately $33,000 and $140,000, respectively, resulting primarily from net operating losses generated during the periods. The difference between the benefit for income taxes and the amount which results from applying the federal statutory rate of 34% is primarily due to the increase in the valuation allowance, resulting in no tax benefit reported in any of those periods.

                                eDiets.com, Inc.
                      (f/k/a Self/Help Technologies, Inc.)

                          Notes to Financial Statements

6. STOCKHOLDERS' EQUITY (DEFICIT)

COMMON STOCK

The Company was initially capitalized through the issuance of 100 shares of common stock, no par value, to its founder for capital contributions totaling $40,000 through December 31, 1996. In July 1999, the Company's Articles of Incorporation were amended, increasing the number of authorized shares of the Company's common stock from 1,500 shares to 10,000,000 shares with a par value of $.001 per share. In connection with the change in capital structure, a 62,157.33-for-1 stock split was declared, pursuant to which the founder's shares were converted to an aggregate of 6,215,733 shares of the Company's new common stock, which continued to represent 100% ownership of the Company at such time. All share and per share amounts in the financial statements have been retroactively adjusted to reflect the new capital structure.

A total of 784,267 shares of the Company's common stock have been reserved for issuance upon the exercise of stock options.

STOCK OPTIONS

In May 1996, the Company adopted the "Startup Equity Program" (the Startup Program), pursuant to which the Company granted stock options to certain employees and consultants during the Company's start-up phase. All options granted under the Startup Program are exercisable over a 10-year period from the date of grant at an exercise price of $.01 per share and vest in equal monthly installments over a period of 12 months from the date of grant. In addition, the Company has granted additional stock options to certain employees and non-employees, which are issuable at the discretion of the Company's Board of Directors. All such additional options are exercisable over a 5-year period from the date of grant at an exercise price of $.01 per share and vest in equal monthly installments over a period of 12 months from the date of grant.

Certain options granted to employees during the periods presented were at an exercise price lower than the estimated fair market value of the underlying common stock at the grant date. Compensation expense has been recognized for the excess of the estimated fair market value over the exercise price and totaled approximately $6,000 and $13,000 for the years ended December 31, 1997 and 1998, and approximately $127,000 for the nine months ended September 30, 1999, respectively.

                                eDiets.com, Inc.
                      (f/k/a Self/Help Technologies, Inc.)

                          Notes to Financial Statements

6. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

Pro forma information regarding net income is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value of options granted was estimated at the date of grant using the minimum value method with the following assumptions: weighted average risk-free interest rate of 5.8% and 4.6% for 1997 and 1998, respectively; no expected dividends; and weighted average expected life of the options of five years. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The effect of applying the fair value method proscribed by SFAS No. 123 to the Company's options does not have a significant impact of the Company's reported results of operations for the periods presented. Because the determination of the fair value of all options is based on the assumptions described above, and because additional option grants are expected to be made in future periods, this pro forma information is not likely to be representative of the pro forma effects on reported net income or loss for future years.

No options were exercised or expired during 1997 and 1998. A summary of the Company's stock option activity and related information is as follows:

                                                                             YEAR ENDED DECEMBER 31,
                                                                             1997              1998
                                                                       ------------------------------------
         Outstanding at beginning of year                                      385,000          390,000
            Granted                                                             60,000          155,000
            Forfeited                                                          (55,000)         (18,000)
                                                                       ------------------------------------
         Outstanding at end of year                                            390,000          527,000
                                                                       ====================================
         Exercisable at end of year                                            360,000          397,417
                                                                       ====================================
         Weighted average fair value of options
            granted during the year                                           $   0.09         $   0.43
                                                                       ====================================

The weighted average remaining contractual life of options outstanding at December 31, 1998 was 8.2 years.

                                eDiets.com, Inc.
                      (f/k/a Self/Help Technologies, Inc.)

                          Notes to Financial Statements

7. COMMITMENTS

The Company leases its office space under a year-to-year lease expiring in April, 2000. Rental expense amounted to approximately $11,000 and $22,000 for the years ended December 31, 1997 and 1998, respectively.

8. SUBSEQUENT EVENTS

In March 1999, the Company entered into a revolving line of credit with its primary bank. The facility provides for revolving borrowings of up to $150,000 and matures in March 2000. Outstanding borrowings under the line of credit are collateralized by a certificate of deposit held by the Company's shareholder.

On June 23, 1999, the Company entered into a letter of intent for the reverse merger of the Company with a public company, which has no operations (the shell), pursuant to which all of the outstanding shares of common stock of the Company would be exchanged for shares representing 88% of the common stock of the shell. The transaction is subject to certain conditions, including approval by the Board of Directors and stockholders of the Company and Board of Directors of the shell and the successful completion of a private placement financing by the post-merger company in the minimum amount of $4 million.

On November 17, 1999, the Company executed the reverse merger described above. Concurrent with the merger, the initial closing by the post-merger Company was completed. The private placement totaled $6,187,500 and consisted of 123.75 units of 25,000 shares of common stock and 12,500 warrants, each to purchase one share of common stock, at an exercise price of $2.50 per share. In connection with the transaction, an additional 150,000 shares of common stock and 640,625 warrants, each to purchase one share of common stock at an exercise price of $2.50 per share, were issued to the placement agent, and options to purchase 32,500 shares of common stock at an exercise price of $1.425 were granted to a stockholder of the post-merger Company. The Company will incur a $1,981,107 non-recurring charge in the fourth quarter of 1999 relating to the value of the common shares retained by the shareholders of the shell in excess of the cash received by the Company from the shell pursuant to the reverse merger.

9. EVENTS SUBSEQUENT TO DATE OF AUDITOR'S REPORT (UNAUDITED)

In December 1999, the final closing of the private placement by the post-merger Company was completed. Total proceeds raised from the private placement financing was $7,262,500 based on the sale of 145.25 units of 25,000 shares and 12,500 warrants, each to purchase one share of common stock at an exercise price of $2.50 per share.

In connection with the closing, the post-merger Company's advertising agency received 82,500 warrants at an exercise price of $2.00 per share, as a result of an agreement between the Company and the advertising agency.

               Report of Independent Certified Public Accountants

Board of Directors
eDiets.com, Inc.

We have audited the accompanying balance sheets of Olas, Inc. (the Company) as of December 31, 1997 and 1998, and the related statements of operations and accumulated deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Olas, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/Ernst & Young LLP

West Palm Beach, Florida
December 9, 1999

                                   Olas, Inc.

                                 Balance Sheets

                                                                       DECEMBER 31,                SEPTEMBER 30,
                                                                   1997             1998                1999
                                                            ------------------------------------ -------------------
                                                                                                     (UNAUDITED)
ASSETS
Current assets:
   Cash and cash equivalents                                   $    456,506      $    423,619        $    418,893
   Restricted cash                                                   70,000                 -                   -
   Accrued interest receivable                                        3,480                 -                   -
   Other current assets                                                   -               724               1,776
                                                            ------------------------------------ -------------------
Total current assets                                                529,986           424,343             420,669

Equipment held for disposal                                          18,000            18,000                   -
                                                            ------------------------------------ -------------------
Total assets                                                   $    547,986      $    442,343        $    420,669
                                                            ==================================== ===================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accrued liabilities                                         $    129,000      $     34,000        $     35,762
                                                            ------------------------------------ -------------------
Total current liabilities                                           129,000            34,000              35,762

Commitments

Stockholders' equity:
   Preferred stock, $.01 par value--5,000,000 shares
     authorized, no shares issued and outstanding                         -                 -                   -
   Class A common stock, $.01 par value--10,000,000
     shares authorized, 943,042 shares issued and
     outstanding                                                      9,430             9,430               9,430
   Class B common stock, $.01 par value--10,000,000
     shares authorized, 106,958 shares issued and
     outstanding                                                      1,070             1,070               1,070
   Additional paid-in capital                                    14,457,200        14,457,200          14,457,200
   Accumulated deficit                                          (14,048,714)      (14,059,357)        (14,082,793)
                                                            ------------------------------------ -------------------
Total stockholders' equity                                          418,986           408,343             384,907
                                                            ------------------------------------ -------------------
Total liabilities and stockholders' equity                     $    547,986      $    442,343        $    420,669
                                                            ==================================== ===================

SEE ACCOMPANYING NOTES.

                                   Olas, Inc.

                Statements of Operations and Accumulated Deficit

                                                 YEAR ENDED DECEMBER 31,          NINE MONTHS ENDED SEPTEMBER 30,
                                                 1997              1998               1998              1999
                                           ------------------------------------ -------------------------------------
                                                                                            (UNAUDITED)
Costs and expenses:
   General and administrative                 $     97,000     $     40,044         $     36,875     $     38,082
   Bad debt expense                              1,029,960                -                    -                -
                                           ------------------------------------ -------------------------------------
Total costs and expenses                         1,126,960           40,044               36,875           38,082

Other income                                        31,246           29,401               22,817           14,646
                                           ------------------------------------ -------------------------------------
Net loss                                        (1,095,714)         (10,643)             (14,058)         (23,436)

Accumulated deficit - beginning of
   period                                      (12,953,000)     (14,048,714)         (14,048,714)     (14,059,357)
                                           ------------------------------------ -------------------------------------
Accumulated deficit - end of period           $(14,048,714)    $(14,059,357)        $(14,062,772)    $(14,082,793)
                                           ==================================== =====================================
Loss per common share--
   basic and diluted                          $      (1.05)    $      (0.01)        $      (0.01)    $      (0.02)
                                           ==================================== =====================================
Weighted average number of common shares
   outstanding                                   1,044,402        1,050,000            1,050,000        1,050,000
                                           ==================================== =====================================

SEE ACCOMPANYING NOTES.

                                   Olas, Inc.

                            Statements of Cash Flows

                                                  YEAR ENDED DECEMBER 31,           NINE MONTHS ENDED SEPTEMBER 30,
                                                   1997              1998               1998              1999
                                            ---------------------------------------------------------------------------
                                                                                              (UNAUDITED)
OPERATING ACTIVITIES
Net loss                                        $(1,095,714)         $(10,643)          $(14,058)         $(23,436)
   Adjustments to reconcile net loss to
     net cash used in operating
     activities:
       Bad debt expense                           1,029,960                 -                  -                 -
       Changes in operating assets and
         liabilities:
           Restricted cash                           10,000            70,000             70,000                 -
           Accrued interest receivable               10,761             3,480              3,480                 -
           Other current assets                           -              (724)              (724)           (1,052)
           Accrued liabilities                     (132,102)          (95,000)           (95,000)            1,762
                                            ---------------------------------------------------------------------------
Net cash used in operating activities              (177,095)          (32,887)           (36,302)          (22,726)

INVESTING ACTIVITY
Proceeds from liquidation of property and
   equipment                                        234,000                 -                  -            18,000
                                            ---------------------------------------------------------------------------
Net cash provided by investing activity             234,000                 -                  -            18,000
                                            ---------------------------------------------------------------------------
Increase (decrease) in cash and cash
   equivalents                                       56,905           (32,887)           (36,302)           (4,726)
Cash and cash equivalents at beginning
   of period                                        399,601           456,506            456,506           423,619
                                            ===========================================================================
Cash and cash equivalents at end of period      $   456,506          $423,619           $420,204          $418,893
                                            ===========================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION
Common stock issued in satisfaction of
   obligation                                   $    20,000          $      -           $      -          $      -
                                            ===========================================================================

SEE ACCOMPANYING NOTES

                                   Olas, Inc.

                          Notes to Financial Statements

                                December 31, 1998
                (INFORMATION PERTAINING TO THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION

Olas, Inc., a Delaware corporation, is the successor company to Lida Inc.
(Lida), a designer, manufacturer and marketer of fabrics used primarily in the production of women's sportswear, swimwear and activewear. Lida's operations were divided into two primary areas - the Stretch Fabrics Business and the Print Business. Lida's Print Business was discontinued with the closing of its printing plant in July 1995. The Stretch Fabrics Business was sold as of August 31, 1995, at which time the name of the company was changed to Olas, Inc. (the Company).

Concurrent with the sale of the Stretch Fabric Business in 1995, management of the Company commenced liquidation of the remaining Print Business net assets. As a result, the Company had adopted the liquidation basis of accounting effective September 1, 1995. The Company's financial statements were prepared under the liquidation basis of accounting through December 31, 1996. Liquidation of the Print Business net assets was substantially completed in 1997, and the Company has continued in existence as a legal entity. On November 17, 1999, the Company acquired an unrelated operating entity in a transaction accounted for as a reverse merger (See Note 7). Accordingly, effective January 1, 1997 the Company adopted the going concern basis of accounting. This change in basis of accounting did not have an effect on the valuation of assets or liabilities or on the Company's results of operations. The accompanying financial statements for the periods presented reflect activities related primarily to maintaining the legal entity.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

RESTRICTED CASH

Restricted cash in the accompanying balance sheet as of December 31, 1997 consists of a certificate of deposit with a financial institution that serves as collateral for a letter of credit established in connection with the Company's workers' compensation plan.

                                   Olas, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

EQUIPMENT HELD FOR DISPOSAL

Equipment held for disposal is stated at its net realizable value as a result of its pending liquidation.

INCOME TAXES

The Company accounts for income taxes under SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

LOSS PER COMMON SHARE

Loss per common share is calculated based on the weighted average number of common shares outstanding during the period. Loss per common share in the accompanying statements of operations has been retroactively adjusted to reflect the stock-split described in Note 6.

CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents in banks. The credit risk associated with cash and cash equivalents is considered low due to the credit quality of the financial institutions.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions. Actual results could differ from these estimates.

                                   Olas, Inc.

3. NOTE RECEIVABLE

In connection with the sale of the Stretch Fabrics Business, the Company received a note from the buyer that was originally due August 31, 2002 and accrued interest at 7.75% per annum. In 1998, the buyer filed for protection under U.S. bankruptcy laws. The Company has asserted an unsecured nonpriority claim in the amount of the principal plus accrued interest as of the petition date.

In August 1999, and as confirmed by the U.S. Bankruptcy Court in September 1999, the Creditors' Committee filed an amended Plan of Liquidation, which projected a distribution of approximately 4% on such unsecured nonpriority claims. As a result of the uncertainty related to the Company's ultimate recovery, if any, on its claim, the face amount of the note, plus interest accrued through December 31, 1996, was written off as of January 1, 1997 and is reflected as bad debt expense in the accompanying statement of operations for the year ended December 31, 1997.

No interest has been accrued on the note beyond December 31, 1996.

4. ACCRUED LIABILITIES

Accrued liabilities at December 31, 1997 and 1998 consists of the following:

                                                                                  DECEMBER 31,
                                                                             1997              1998
                                                                       ------------------------------------
         Accrued workers' compensation                                        $ 70,000          $     -
         Accrued commissions on liquidation of property and
            equipment                                                           42,000                -
         Liability for unclaimed outstanding checks                                  -           24,000
         Accrued professional fees and other                                    17,000           10,000
                                                                       ------------------------------------
                                                                              $129,000          $34,000
                                                                       ====================================

                                   Olas, Inc.

5. INCOME TAXES

The Company's net deferred income taxes consist primarily of net operating loss carryforwards of approximately $6,851,000 and $7,277,000 at December 31, 1997 and 1998, respectively. Realization of the resulting deferred tax assets is not reasonably assured; therefore, they are fully reserved with a valuation allowance, resulting in no net deferred income taxes.

The change in valuation allowance for the years ended December 31, 1997 and 1998 was an increase of approximately $41,000 and $426,000, respectively, resulting primarily from net operating losses generated during the periods. The difference between the benefit for income taxes and the amount which results from applying the federal statutory rate of 34% is primarily due to the increase in valuation allowance, resulting in no tax benefit reported in any of those periods.

At December 31, 1998, the Company had approximately $19,300,000 in net operating loss carryforwards for U.S. federal income tax purposes that expire in various amounts through 2018. As a result of the merger transaction discussed in Note 7, utilization of the net operating loss carryforwards will be significantly restricted under Internal Revenue Code Section 382 due to changes in ownership of the Company's stock. Thus, the Compnay's ability to benefit from the net operating loss carryfowards will be limited to an amount which has yet to be determined.

6. STOCKHOLDERS' EQUITY

During 1997, 391,774 shares of the Company's Class B Common Stock were converted to an equal number of shares of Class A Common Stock. At December 31, 1998, a total of 106,958 shares of Class A Common Stock were reserved for the conversion of the outstanding shares of Class B Common Stock. In connection with the merger transaction discussed in Note 7, these outstanding shares of Class B Common Stock were converted to an equal number of shares of Class A Common Stock.

During 1997, the Company issued 6,612 shares of Class A Common Stock in satisfaction of an obligation of the Company. The shares issued were recorded at a value of $20,000, representing the amount of the obligation satisfied.

                                   Olas, Inc.

6. STOCKHOLDERS' EQUITY (CONTINUED)

In connection with the merger transaction discussed in Note 7, the Company's Articles of Incorporation were amended, converting all of the Company's Class A and Class B Common Stock into one class of common stock with a par value of $.001 per share. In addition, the number of authorized shares of preferred stock was decreased to 1,000,000 shares. In connection with the change in capital structure, a 1-for-7.5618095 reverse stock split was declared. All share and per share amounts in the financial statements have been retroactively adjusted to reflect the reverse stock split.

7. SUBSEQUENT EVENTS

On November 17, 1999, the Company completed the merger of the Company with an unrelated operating entity in a transaction accounted for as a reverse merger, in which the acquired entity will continue the surviving corporation for accounting purposes. Pursuant to the merger, the name of the Company was changed to eDiets.com, Inc. Concurrent with the merger, the initial closing of a private placement by the post-merger company was completed. The private placement totaled approximately $6.2 million and consisted of 123.75 units of 25,000 shares of common stock and 12,500 warrants, each to purchase one share of common stock at an exercise price of $2.50 per share. In connection with the transaction, an additional 150,000 shares of common stock and 640,625 warrants, each to purchase one share of common stock at an exercise price of $2.50 per share, were issued to the placement agent, and options to purchase 32,500 shares of common stock at an exercise price of $1.425 per share were granted to a stockholder of the post-merger Company. Additionally, the surviving Company will incur a $1,981,107 non-recurring charge in the fourth quarter of 1999 relating to the value of the common shares retained by the shareholders of the Company in excess of the cash surrendered by the Company, pursuant to the reverse merger.

In connection with the merger transaction the merger transaction, the eDiets.com, Inc. 1999 Stock Option Plan (the Plan) was adopted, subject to shareholder approval, providing for the grant of options to purchase up to 1,830,000 shares of common stock. Upon the adoption of the Plan, options for the purchase of 692,000 shares of common stock at an exercise price of $2.00 per share were granted to certain officers, directors and employees of the post-merger company.

8. EVENTS SUBSEQUENT TO DATE OF AUDITOR'S REPORT (UNAUDITED)

In December 1999, the final closing of the private placement by the post-merger Company was completed. Total proceeds raised from the private placement financing was $7,262,500 based on the sale of 145.25 units of 25,000 shares and 12,500 warrants, each to purchase one share of common stock at an exercise price of $2.50 per share.

In connection with the closing, the post-merger Company's advertising agency received 82,500 warrants at an exercise price of $2.00 per share, as a result of an agreement between the Company and the advertising agency.

              Pro forma Condensed Financial Statements (Unaudited)

The following pro forma condensed balance sheet at September 30, 1999 gives effect to the reverse acquisition of Olas, Inc. by eDiets.com, Inc. (the Company) and the private offering of units of common stock and warrants (the Offering) as if the transactions had occurred on September 30, 1999. The pro forma condensed statements of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999 give effect to the foregoing as if the transactions had occurred on January 1, 1998 and 1999, respectively.

On November 17, 1999, the Company executed a reverse merger of a subsidiary of Olas, Inc., a public "shell", with and into the Company, whereby all of the outstanding shares of common stock of the Company were exchanged for 8,800,000 shares (88%) of the common stock of the shell. The shareholders of the shell retained 1,200,000 shares (12%) of common stock. For accounting purposes, the reorganization of the Company and Olas, Inc. is regarded as an acquisition by the public company of all of the outstanding stock of the Company and was accounted for as a recapitalization of the Company with the Company as the acquirer (a reverse acquisition). In connection with this merger, during November and December 1999, the Company completed the Offering consisting of
145.25 units of 25,000 shares of common stock and 12,500 redeemable warrants each to purchase one share of common stock, at a price of $50,000 per unit, resulting in gross proceeds of $7,262,500.

In connection with the above transaction, amounts owed to the Company's shareholder were converted to equity. In addition, the Company entered into a three-year employment agreement with its Chief Executive Officer providing for a base salary of $150,000 per year. Since its inception, the Company's Chief Executive Officer has not received any compensation for his services.

The pro forma financial data is presented for informational purposes only and does not purport to project the financial position or results of operations for any future period or as of any future date. The pro forma condensed financial statements should be read in conjunction with the notes thereto and with the financial statements and the notes thereto of the Company and the financial statements and the notes thereto of Olas, Inc., all of which are included elsewhere in the registration statement.

                                eDiets.com, Inc.
                      (f/k/a Self/Help Technologies, Inc.)

                  Pro forma Condensed Balance Sheet (Unaudited)

                               September 30, 1999

                                                 COMPANY                            PRO FORMA         COMPANY
                                               AS REPORTED        OLAS, INC.       ADJUSTMENTS       PRO FORMA
                                            ------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                     $ 157,728      $    418,893      $  6,474,750  (4)  $ 7,051,371
   Accounts receivable                              55,688                 -                 -            55,688
   Other current assets                             30,265             1,776                 -            32,041
                                            ------------------------------------------------------------------------
Total current assets                               243,681           420,669         6,474,750         7,139,100


Restricted cash                                     16,998                 -                 -            16,998
Property and equipment, net                        154,443                 -                 -           154,443
Deferred offering costs                            256,230                 -          (256,230) (4)            -
                                            ------------------------------------------------------------------------
Total assets                                     $ 671,352      $    420,669      $  6,218,520       $ 7,310,541
                                            ========================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                              $ 420,001      $          -      $          -       $   420,001
   Accrued liabilities                              10,599            35,762                 -            46,361
   Deferred revenue                                269,185                 -                 -           269,185
                                            ------------------------------------------------------------------------
Total current liabilities                          699,785            35,762                 -           735,547

Due to shareholder                                  56,082                 -           (56,082) (5)            -

Stockholders' equity (capital deficiency):
   Common stock                                      6,216            10,500           (10,500) (1)       12,645
                                                                                         1,598  (2)
                                                                                         1,200  (3)
                                                                                         3,631  (4)
   Additional paid-in capital                      213,696        14,457,200       (14,072,293) (1)    8,847,883
                                                                                        (1,598) (2)
                                                                                     2,398,800  (3)
                                                                                      (418,893) (3)
                                                                                     7,258,869  (4)
                                                                                    (1,043,980) (4)
                                                                                        18,688  (4)
                                                                                       (18,688) (4)
                                                                                        56,082  (5)
   Unearned compensation                           (24,363)                -                 -           (24,363)
   Accumulated deficit                            (280,064)      (14,082,793)       14,082,793  (1)   (2,261,171)
                                                                                    (1,981,107) (3)
                                            ------------------------------------------------------------------------
Total stockholders' equity (net capital
   deficiency)                                     (84,515)          384,907         6,274,602         6,574,994
                                            ------------------------------------------------------------------------
Total liabilities and stockholders' equity       $ 671,352      $    420,669      $  6,218,520       $ 7,310,541
                                            ========================================================================

SEE ACCOMPANYING NOTES.

                                eDiets.com, Inc.
                      (f/k/a Self/Help Technologies, Inc.)

             Pro forma Condensed Statement of Operations (Unaudited)

                      Nine months ended September 30, 1999

                                                COMPANY                           PRO FORMA         COMPANY
                                              AS REPORTED       OLAS, INC.       ADJUSTMENTS       PRO FORMA
                                           -----------------------------------------------------------------------
Revenues                                        $1,922,347      $      -          $       -       $ 1,922,347
Costs and expenses:
   Cost of revenues                                160,915             -                  -           160,915
   Sales and marketing                             613,774             -                  -           613,774
   General and administrative                      692,623        38,082            112,500 (6)       843,205
   Depreciation and amortization                    64,477             -                  -            64,477
                                           -----------------------------------------------------------------------
Total costs and expenses                         1,531,789        38,082            112,500         1,682,371

Other income                                             -        14,646                  -            14,646
                                           -----------------------------------------------------------------------
Net income (loss)                              $   390,558      $(23,436)         $(112,500)      $   254,622 (7)
                                           =======================================================================
Earnings per common share - basic and
   diluted                                     $      0.06                                        $      0.02 (7)
                                           ==================                                  ===================
Weighted average number of common
   shares outstanding:
     Basic                                       6,215,733                                         12,645,315
                                           ==================                                  ===================
     Diluted                                     6,897,938                                         13,485,060
                                           ==================                                  ===================

SEE ACCOMPANYING NOTES.

(1) Reflects elimination of the historical equity accounts of Olas, Inc. and adjustment to record the fair value of the net assets of Olas, Inc.

(2) Reflects adjustment of capital stock to reflect the new capital structure of the Company as a result of the reverse acquisition.

(3) Reflects the value of the common shares retained by the shareholders of Olas, Inc. (1,200,000 shares at a value of $2.00 per share), which has been charged to equity to the extent of cash received by the Company from Olas, Inc. pursuant to the reverse merger. Remaining value in excess of cash received will be charged to expense in the period of the transaction
     (see Note 7).

(4) Reflects the net proceeds of the Offering, 145.25 units at $50,000 per unit basis, calculated as follows:

         Gross proceeds                                              $7,262,500
         Less:
           Placement commission (10%)                                  (726,250)
           Legal, accounting and other costs, net of $256,230
              paid prior to September 30, 1999                          (61,500)
                                                                   =============
         Net proceeds                                                $6,474,750
                                                                   =============

     Also reflects the estimated fair value ($18,688) of stock options for the purchase of 32,500 shares of common stock at an exercise price of $1.425 per share to be granted to a shareholder of Olas, Inc. as consideration for his efforts in structuring the merger transaction. Warrants to purchase a total of 640,625 shares of common stock at an exercise price of $2.50 per share to be granted to the placement agent are considered to have a nominal value and have not been reflected herein.

(5) Reflects the conversion of amounts due to shareholder to contributed capital.

(6) Reflects nine months of annual salary of the Company's Chief Executive Officer under new employment agreement.

(7) Does not include a non-recurring charge of $1,981,107, or $0.15 per share on a diluted basis, relating to the value of the common shares retained by the shareholders of Olas, Inc. (1,200,000 shares at a value of $2.00 per share) in excess of the cash received by the Company from Olas, Inc. pursuant to the reverse merger.

                                eDiets.com, Inc.
                      (f/k/a Self/Help Technologies, Inc.)

             Pro forma Condensed Statement of Operations (Unaudited)

                          Year ended December 31, 1998

                                                COMPANY                           PRO FORMA         COMPANY
                                              AS REPORTED       OLAS, INC.       ADJUSTMENTS       PRO FORMA
                                           -----------------------------------------------------------------------
Revenues                                        $  477,626      $      -          $       -       $ 477,626

Costs and expenses:
   Cost of revenues                                 75,551             -                  -           75,551
   Sales and marketing                             435,491             -                  -          435,491
   General and administrative                      304,427        40,044            150,000  (1)     494,471
   Depreciation and amortization                    61,807             -                  -           61,807
                                           -----------------------------------------------------------------------
Total costs and expenses                           877,276        40,044            150,000        1,067,320

Other income                                             -        29,401                  -           29,401
                                           -----------------------------------------------------------------------
Net loss                                        $ (399,650)     $(10,643)         $(150,000)     $  (560,293) (2)
                                           =======================================================================
Loss per common share - basic and diluted       $    (0.06)                                      $     (0.04) (2)
                                           ==================                                  ===================
Weighted average number of common shares
   outstanding - basic and diluted               6,215,733                                        12,645,315
                                           ==================                                  ===================

SEE ACCOMPANYING NOTES.

(1) Reflects annual salary of the Company's Chief Executive Officer under new employment agreement.

(2) Does not include a non-recurring charge of $1,976,381, or $0.16 per share on a diluted basis, relating to the value of the common shares retained by the shareholders of Olas, Inc. (1,200,000 shares at a value of $2.00 per share) in excess of the cash received by the Company from Olas, Inc. pursuant to the reverse merger.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. The Restated Certificate of Incorporation of the Company provides for indemnification of its officers and directors to the full extent authorized by law. The Company is also a party to indemnification agreements with each of its directors and officers.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses payable by the Company in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the Selling Security Holders. All of the amounts shown are estimates, except for the SEC registration and NASD application fees.

SEC Registration Fee                                                   $4,839.14

Printing and Engraving Expenses*                                           5,000

Accounting Fees and Expenses*                                             75,000

Legal Fees and Expenses*                                                  50,000

Fees and Expenses for Qualification Under State Securities Laws*           5,000

Miscellaneous*                                                             2,500

TOTAL                                                                $142,339.14

*Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         In March 1996, the Company's subsidiary, eDiets, Inc., acquired by the Company in November 1999 ("Original eDiets") issued 100 shares of its no par Common Stock to its founder David R. Humble in consideration for $40,000. In July 1999, Original eDiets undertook a 62,157.33-to-1 forward stock split and a recapitalization under which Mr. Humble received 6,215,733 shares of Original eDiets Common Stock $.001 par value per share for his 100 shares of no par Common Stock. In connection with the issuance to Mr. Humble, Original eDiets relied on Section 4(2) under the Securities Act of 1933, as amended, (the "Securities Act") as a transaction by an issuer not involving any public offering. Mr. Humble had full access to information relating to Original eDiets and represented that he had the required investment intent. In addition, the securities bore appropriate restrictive legends.

         In November 1999, we acquired Original eDiets through the merger of our wholly-owned subsidiary, eDiets Acquisition Corp., with and into Original eDiets. Under the terms of the merger agreement, we issued 7,814,065 shares of our Common Stock to David R. Humble, the sole stockholder of Original eDiets. In connection with this issuance, we relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering. Mr. Humble had full access to information relating to us and represented that he had the required investment intent. In addition, the securities issued to him bore an appropriate restrictive legend.

         In November 1999, we issued 150,000 shares of our Common Stock to Whale Securities Co., L.P. in consideration of its services to us in connection with the Acquisition. In connection with the issuance, we relied on Section 4(2) under the Securities Act as a transaction by an issuer not involving any public offering. Whale Securities Co., L.P. had full access to information relating to us and represented to us that it had the required investment intent.

         In November and December 1999, we issued an aggregate of 3,631,250 shares of Common Stock and 1,815,625 Warrants to purchase Common Stock to 64 investors, pursuant to the terms of a confidential private placement memorandum dated September 1, 1999 (the "Private Placement"). Each investor warranted and represented to us in connection with their subscriptions that they were purchasing the securities for investment and not with a view towards distribution. The offering was conducted without a general solicitation or advertisement, was made solely to accredited investors (as defined in Rule 501 of Regulation D) and accordingly, the Company relied upon the exemption from the registration requirements of Section 5 of the Securities Act, pursuant to the provisions of Section 4(2) of the Securities Act and Regulation D.

         In connection with the Private Placement, Whale Securities Co., L.P. acted as the Placement Agent on a best efforts basis. We raised gross proceeds of $7,262,500, paid the Placement Agent commissions of $726,250 and issued Warrants to the Placement Agent to purchase 640,625 shares of Common Stock.

ITEM 27.  EXHIBITS.

           EXHIBIT NO.                                 DESCRIPTION OF DOCUMENT

3.1      Restated Certificate of Incorporation

3.2      By-Laws

4.1      Form of Investors Warrant

4.2 Warrant Certificate dated November 17, 2004 issued to Whale Securities Co., L.P. for 570,625 Warrants

4.2.2 Warrant Certificate dated December 23, 1999 issued to Whale Securities Co., L.P. for 70,000 Warrants

4.3      Form of Registrant's Common Stock Certificate

4.4      Form of Registration Rights Agreement

4.5 Warrant Agreement dated November 17, 1999 between Registrant and Whale Securities Co., L.P.

5.1      Opinion of Nason, Yeager, Gerson, White & Lioce, P.A.

10.1     1999 Stock Option Plan

10.2     Employment Agreement dated November 17, 1999 between
         Registrant and David R. Humble

10.3 Form of Indemnification Agreement between the Registrant and each of its Directors and Executive Officers*

10.4 Agreement and Plan of Merger and Reorganization dated as of August 30, 1999 among the Registrant, eDiets Acquisition Corp., eDiets.com, Inc. and David R. Humble

10.5 License Agreement dated August 3, 1999 between eDiets, Inc. (formerly eDiets.com, Inc.) and David R. Humble

10.6 Lease Agreement dated December 2, 1999 between The 3467 Partnership and Registrant

10.7 Placement Agent Agreement dated November 17, 1999 between the Registrant and Whale Securities Co., L.P.

10.8     Agreement dated December 22, 1999 between Registrant and iVillage, Inc.

10.9 Advertising Insertion Order Agreement dated September 29, 1999 between Registrant and Yahoo!, Inc.

10.10 Database Management and Direct Marketing Agreement dated August, 1999 between 24/7 Media, Inc. and Registrant

10.11 Confidential Alliance Member Cancellation Agreement dated August 3, 1999 between 24/7 Media, Inc. and Registrant

10.12 E-Mail Newsletter Management Agreement dated August 22, 1999 between 24/7 Media, Inc. and Registrant

10.13 Co-locate Service Agreement dated October 1999 with PSIWeb, Inc. and Registrant

10.14 Equipment Lease Agreement between First Sierra Financial, Inc. and Registrant

10.15 Agreement dated as of November 15, 1999 between DiMassimo Brand Advertising, Inc. and Registrant

21.1     List of Subsidiaries

23.1 Consent of Nason, Yeager, Gerson, White & Lioce, P.A. (included in its opinion filed as Exhibit 5.1)

23.2     Consent of Ernst & Young LLP - eDiets.com, Inc.

23.3     Consent of Ernst & Young LLP - Olas, Inc.

27.1     eDiets.com, Inc. - Financial Data Schedule

27.2     Olas, Inc. - Financial Data Schedule


*  To be filed by amendment.

ITEM 28.  UNDERTAKINGS.

         The Company hereby undertakes that it will:

         1. File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Deerfield Beach, Florida on December 30, 1999.

                                   eDiets.com, Inc., a Delaware corporation

                                   By:
                                       David R. Humble
                                       Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated; and further, that each of the persons who signed below hereby appoints and constitutes David R. Humble, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute the any and all amendments to this registration statement, and to file the same, together with all exhibits thereto with the Securities and Exchange Commission, and such other agencies, offices and persons as may be required by applicable law, and to execute such other documents in connection therewith as may be required by applicable law, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

   SIGNATURE                                TITLE                                DATE
---------------        ----------------------------------------------     -------------------
/s/ DAVID R. HUBLE
---------------------
David R. Humble        Chairman of the Board, Chief Executive Officer     December 30, 1999
                       (Principal Executive Officer)

/s/ ROBERT T. HAMILTON
----------------------
Robert T. Hamilton     Chief Financial Officer (Principal Financial and   December 30, 1999
                       Accounting Officer)

/s/ ISAAC KIER
---------------------
Isaac Kier             Director                                           December 30, 1999

/s/ MATTHEW GOHD
---------------------
Matthew Gohd           Director                                           December 30, 1999


----------------------
Bruce Yaffe, M.D.      Director                                           December   , 1999

/s/ JAMES M. MEYER
---------------------
James M. Meyer         Director                                           December 28, 1999

/s/ CAREY S. FITCHEY
---------------------
Carey S. Fitchey       Director                                           December 30, 1999


---------------------
Lee S. Isgur           Director                                           December   , 1999

                                 EXHIBIT INDEX

EXHIBIT NO.                     DESCRIPTION OF DOCUMENT

3.1           Restated Certificate of Incorporation

3.2           By-Laws

4.1           Form of Investors Warrant

4.2 Warrant Certificate dated November 17, 2004 issued to Whale Securities Co., L.P. for 570,625 Warrants

4.2.2 Warrant Certificate dated December 23, 1999 issued to Whale Securities Co., L.P. for 70,000 Warrants

4.3           Form of Registrant's Common Stock Certificate

4.4           Form of Registration Rights Agreement

4.5 Warrant Agreement dated November 17, 1999 between Registrant and Whale Securities Co., L.P.

5.1 Opinion of Nason, Yeager, Gerson, White & Lioce, P.A. 10.1 1999 Stock Option Plan 10.2

10.1          1999 Stock Option Plan

10.2 Employment Agreement dated November 17, 1999 between Registrant and David R. Humble

10.4 Agreement and Plan of Merger and Reorganization dated as of August 30, 1999 among the Registrant, eDiets Acquisition Corp., eDiets.com, Inc. and David R. Humble

10.5          License Agreement dated August 3, 1999 between eDiets, Inc.
              (formerly eDiets.com, Inc.) and David R. Humble

10.6 Lease Agreement dated December 2, 1999 between The 3467 Partnership and Registrant

10.7 Placement Agent Agreement dated November 17, 1999 between the Registrant and Whale Securities Co., L.P.

10.8          Agreement dated December 22, 1999 between Registrant and iVillage,
              Inc.

10.9 Advertising Insertion Order Agreement dated September 29, 1999 between Registrant and Yahoo!, Inc.

10.10 Database Management and Direct Marketing Agreement dated August, 1999 between 24/7 Media, Inc. and Registrant

10.11 Confidential Alliance Member Cancellation Agreement dated August 3, 1999 between 24/7 Media, Inc. and Registrant

10.12 E-Mail Newsletter Management Agreement dated August 22, 1999 between 24/7 Media, Inc. and Registrant

10.13         Co-locate Service Agreement dated October 1999 with PSIWeb, Inc.
              and Registrant

10.14 Equipment Lease Agreement between First Sierra Financial, Inc. and Registrant

10.15 Agreement dated as of November 15, 1999 between DiMassimo Brand Advertising, Inc. and Registrant

21.1          List of Subsidiaries

23.1 Consent of Nason, Yeager, Gerson, White & Lioce, P.A. (included in its opinion filed as Exhibit 5.1)

23.2          Consent of Ernst & Young LLP - eDiets.com, Inc.

23.3          Consent of Ernst & Young LLP - Olas, Inc.

27.1          Financial Data Schedule

27.2          Financial Data Schedule